Exhibit 4.31

Execution Version

Development Lease

Property: 539-545 Flinders Lane, Melbourne, Victoria

TP International Pty Ltd as trustee for the TP Hotel (Flinders) Trust

and

Hotel101 Melbourne Development Pty Ltd

and

Hotel101 Melbourne Pty Ltd

Table of Contents

1.	Definitions and interpretation clauses	1

1.1	Definitions	1
1.2	Interpretation	6
1.3	Parties and capacity	7
1.4	Organisations	7

2.	Term and holding over	7

2.1	Land Contract	7
2.2	Commencement Date	8
2.3	Holding over	8

3.	Rent	8

3.1	Rent	8
3.2	Payment method	8

4.	Operating Expenses	8

4.1	Payment by the Lessee of Operating Expenses	8
4.2	Objection to and management of Operating Expenses	9

5.	Other Charges	9

5.1	Utility charges	9
5.2	Specific charges	9
5.3	Not used	10
5.4	Expenses due to Lessee’s sole use	10
5.5	Interest on overdue money	10
5.6	Costs	10
5.7	Duty	10

6.	Damage and destruction	10

6.1	No entitlement	10

7.	Use of the Premises	11

7.1	Permitted use	11
7.2	No warranty	11
7.3	Compliance with Laws	11
7.4	Prohibitions on use	12
7.5	Disposal of rubbish	12
7.6	Security and emergency	12
7.7	Signs	13
7.8	Smoking	13
7.9	Occupational health and safety	13
7.10	Occupational health and safety audits	14
7.11	Disclosure and reporting by Lessee	14

8.	Dealing with Premises	15

8.1	Dealings with the Premises	15
8.2	Permitted dealings	15
8.3	Change in Control	16

i

9.	Development Works	16

9.1	Lessee liable to repair	16
9.2	Lessor not liable to repair	16
9.3	Development Works	17
9.4	Lessor’s right to inspect and undertake works	17
9.5	Services	18
9.6	Alterations	18
9.7	Building Warranties	19
9.8	Essential Safety Measures	19
9.9	Contamination caused by the Lessee	19
9.10	Condition of Premises and Risk	20
9.11	Side Deed	20

10.	Lessee’s Insurances and indemnities	21

10.1	Lessee’s insurances	21
10.2	Lessee’s insurances	21
10.3	Payment and production of insurance policies	22
10.4	No alteration	22
10.5	Insurer’s requirements	22
10.6	Lessor may insure	22
10.7	Not to void insurance	22
10.8	Release	22
10.9	Lessee’s Indemnities	22

11.	Lessor’s covenants and additional rights	23

11.1	Quiet enjoyment	23
11.2	Not used	23
11.3	Lessor’s right to enter	23
11.4	Change of Lessor	24

12.	Default and termination	24

12.1	Essential terms	24
12.2	Cure Period	24
12.3	Extension to Cure Period	25
12.4	Failure to remedy Default Event	25
12.5	No prejudice	26
12.6	Lessor’s right to sue	26
12.7	No Waiver	26
12.8	Inclusion of statutory provisions	26
12.9	Tender after termination	26
12.10	Mitigate of damages	26
12.11	Step in on termination	26
12.12	No double recovery	27

13.	Expiry or termination of term	27

13.1	Lessee to yield up if Lease terminated prior to expiry of Term	27
13.2	Ownership of Development Works	28
13.3	Lessee not to cause damage	28

13.4	Failure by Lessee to remove	29
13.5	Rent to continue	29
13.6	Indemnity	29
13.7	Lessee to give Lessor keys	29
13.8	Lessee to give Lessor documents	29
13.9	Earlier breaches	29

14.	Guarantee and indemnity	30

14.1	Guarantee	30
14.2	Indemnity	30
14.3	Guarantee not discharged	30
14.4	Payments	31
14.5	Interest	31
14.6	Costs	31
14.7	Release of Guarantor	31

15.	Goods and service tax	32

16.	Caveat	32

17.	Notices	32

18.	Confidentiality	33

18.1	Confidentiality	33
18.2	Public Announcements	33

19.	Counterparts	34

20.	Governing law, jurisdiction and service of process	34

21.	Miscellaneous	34

21.1	Whole agreement	34
21.2	Exercise of Rights	34
21.3	Waiver and variation	34

21.4	Supervening legislation	34
21.5	Approvals and consent	35
21.6	Remedies cumulative	35
21.7	Indemnities	35
21.8	Further assurances	35
21.9	Payments	35
21.10	Antecedent breaches	35
21.11	Antecedent obligations	35
21.12	Severability	35
21.13	No merger	35
21.14	Statutory provisions excluded	36
21.15	Electronic Execution	36

22.	Not used	36

23.	Dispute Resolution	36

23.1	Application	36
23.2	Legal proceedings conditional	36
23.3	Dispute Notice	36
23.4	Resolution by Parties	36
23.5	Resolution by senior executives	37
23.6	Mediation	37
23.7	Instructions	37
23.8	Assistance and conduct of mediation	37
23.9	Costs	37
23.10	Resolution of Dispute by Expert	38
23.11	Who is an Expert?	38
23.12	Expert’s qualifications and terms of appointment	38
23.13	Expert determination process	38
23.14	Expert not an arbitrator	38
23.15	When Expert’s decision is final	38
23.16	Expert must give reasons	39
23.17	Parties to give effect to decision	39
23.18	Urgent relief and continued performance	39

24.	Limitation of liability	39

24.1	Definitions	39
24.2	Application	39
24.3	Lessor’s Limitation of Liability	40
24.4	Trustee representations and warranties	40

25.	Special Conditions	41

Reference Schedule	42

Signing page	44

Annexure A Concept plans for Development Works	45

Annexure B Rules for Expert Determination Process and Expert’s Code of Conduct	46

Development Lease

Date
Parties	TP International Pty Ltd ACN 612 712 384 as trustee for the TP Hotel (Flinders) Trust ABN 76 924 192 249 of 40 Bramley Crescent, Wheelers Hill VIC 3150 (Lessor)
Hotel101 Melbourne Development Pty Ltd ACN 693 939 632 of 5 Attadale Court, Elanora, QLD 4221 (Lessee)
Hotel101 Melbourne Pty Ltd ACN 693 942 933 of 5 Attadale Court, Elanora, QLD 4221 (Guarantor)

Recitals

A.       The Lessor is registered as proprietor of the Premises.

B.       The Lessee wishes to lease the Premises from the Lessor and the Lessor wishes to grant a lease of the Premises to the Lessee.

C.       The Guarantor guarantees that the Lessee will perform all its obligations under this Lease.

This deed witnesses that in consideration of, among other things, the mutual promises contained in this deed the parties agree as follows:

1.	Definitions and interpretation clauses

1.1	Definitions

In this deed:

1985 Act has the meaning given in clause 7.9(a)(vi).

2004 Act has the meaning given in clause 7.9(a)(vi).

Applicable Cure Period means a reasonable period of time having regard to:

(a)	the nature of the relevant Default Event the subject of a Default Event Notice; and

(b)	the steps required to remedy that Default Event,

and which period must not be less than 90 days after receipt of a Default Event Notice, as may be extended under this Lease.

Authority means any:

(a)	government or semi-government authority in any jurisdiction, whether federal, state, territorial or local; and

(b)	provider of public utility services, whether statutory or not; and

(c)	other authority, instrumentality or body having jurisdiction, rights, powers, duties or responsibilities under any Law over the Premises or any part of them or anything in relation to them.

Building Contract has the meaning given in clause 9.11(b)(ii)(A).

Business Day means a day that is not a Saturday, Sunday or public holiday in Melbourne, Victoria or Singapore.

Claim means a claim, demand, remedy, suit, injury, damage, loss (excluding consequential loss), Cost, liability, action, proceeding or right of action.

Commencement Date means the date specified in Item 4.

Confidential Information means, in relation to a party, all copyright, registered and unregistered trade marks, logos, registered and unregistered designs, patents, trade secrets, ideas, concepts, know-how, knowledge and any other information, whether in writing or otherwise, relating to any of that party’s products, services, systems, affairs, businesses, strategies, customers or employees, whether owned by, licensed to, or otherwise in possession or control of that party, which are disclosed to the other party by that party or otherwise obtained by the other party, its employees, agents, or contractors under, in contemplation of or in connection with this lease, and includes the terms of this lease.

Contaminant means the presence in, on, over or under land (including both surface and ground water and air) of a substance (whether solid, liquid, gas, odour, heat, sound, vibration or radiation), disease, bacteria, germ, virus, or property of any substance, which:

(a)	makes or may make the Property unsafe, dangerous to health, hazardous, unfit or harmful for habitation or occupation by any person or animal or cause damage to the Property or is such that it does not satisfy any Environmental Law or the contamination criteria or standards published, or adopted, by the relevant environmental Authority, as evidencing the need for a contamination assessment including but not limited to asbestos or legionnaires disease; or

(b)	is at a concentration above the concentration at which the substance is normally or naturally present in, on, over or under land (including both surface and ground water and air) in the same locality, being a presence that presents, or may present, a direct or indirect risk or harm to human health or the Environment.

Contaminate and Contamination shall have a corresponding meaning.

Control has the meaning set out at s.50AA of the Corporations Act 2001.

Control of a corporation means the power to:

(a)	direct the management or policies of the corporation; or

(b)	control the membership of the board of directors.

Cost means the amount of cost, charge, expense, outgoing, payment or other expenditure of any nature incurred by or on behalf of a party.

Cure Plan means, in respect of a Default Event the subject of a Default Event Notice given by the Lessor to the Lessee under clause 12.1(b), a plan proposed by the Lessee to compensate or remedy that Default Event, including details of:

(a)	the Applicable Cure Period for that Default Event; and

(b)	a work plan setting out the tasks to be undertaken to cure the relevant Default Event and the time for each task to be completed.

Default Event has the meaning given in clause 12.1(b).

Default Event Notice has the meaning given in clause 12.1(b).

Default Rate means a rate that is 2% per annum higher than the rate fixed under section 2 of the Penalty Interest Rates Act 1983 from time to time.

Development Works means any works to be undertaken by the Lessee on the Premises and which:

(a)	are to be undertaken in accordance with this Lease;

(b)	based on the plans and specifications as determined by the Lessee;

(c)	as at the date that this Lease is executed by the parties and without otherwise limiting any changes that the Lessee may make to those works, include those works generally contemplated by concept plans in Annexure A; and

(d)	include the demolition of the Existing Improvements and the construction of improvements, pilings, basements, structures, plant, equipment, fixtures, fittings and other alterations and items on the Premises.

Dispute has the meaning given in clause 23.3.

Dispute Notice has the meaning given in clause 23.3.

Environment means all components of the Earth, including each and any combination of the constituents of:

(a)	land, air and water and any living organism in any of them;

(b)	the atmosphere;

(c)	any organic or inorganic matter; and

(d)	structures, buildings and other human-made areas.

Existing Improvements means all improvements, structures, fixtures, fittings, plant, equipment, machinery and Services on the Premises, in all cases existing as at the Commencement Date and owned by the Lessor.

Expert has the meaning given in clause 23.11.

Expert Determination Notice has the meaning given in clause 23.10.

GST means the goods and services tax imposed by the GST Law.

GST Amount means the amount arrived at by multiplying the payment, or the relevant part of a payment if only part of a payment is the consideration, for a Taxable Supply, by the appropriate rate of GST prescribed under the GST Law from time to time.

GST Law has the meaning given to that term in the A New Tax System (Goods and Services Tax) Act 1999 and includes any Australian Taxation Office public rulings.

Head Contractor has the meaning given in clause 9.11(a).

Insolvency Event means the happening of any of these events in relation to a party to this Lease (Defaulting Party):

(a)	where the Defaulting Party is a body corporate:

(i)	the Defaulting Party is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act 2001);

(ii)	the Defaulting Party becomes an externally-administered body corporate under the Corporations Act 2001;

(iii)	steps are taken by any person towards making the Defaulting Party an externally-administered body corporate (but not where the steps taken consist of making an application to a court and the application is withdrawn or dismissed within 30 days);

(iv)	a controller (as defined in section 9 of the Corporations Act 2001) is appointed to any of the property of the Defaulting Party or any steps are taken for the appointment of such a person (but not where the steps taken are reversed or abandoned within 14 days);

(v)	the Defaulting Party is taken to have failed to comply with a statutory demand within the meaning of section 459F of the Corporations Act 2001; or

(vi)	a resolution is passed for the reduction of capital of the Defaulting Party or notice of intention to propose such a resolution is given, without the prior written consent of the other party;

(b)	where the Defaulting Party is a natural person:

(i)	the Defaulting Party authorises a registered trustee or solicitor to call a meeting of his or her creditors or proposes or enters into a deed of assignment or deed of arrangement or a composition with any of his or her creditors;

(ii)	a person holding a security interest in assets of the Defaulting Party enters into possession of or takes control of any of those assets or takes any steps to enter into possession of or take control of any of those assets; or

(iii)	the Defaulting Party commits an act of bankruptcy; or

an event happens analogous to an event specified in paragraphs (a)(i) to (b)(iii) above to which the law of another jurisdiction applies and the event has an effect in that jurisdiction similar to the effect which the event would have had if the law of Australia applied.

Item means an item in the Schedule 1.

Land Contract means the contract for sale of land in respect of the Premises between the Lessor (as vendor) and the Purchaser (as purchaser) dated on or about the date of this Lease.

Law means Commonwealth, State or local government legislation, including any requirement of any statute, rule, regulation, proclamation, order in council, ordinance or by-law, common law and principles of equity.

Lessee includes:

(a)	in the case of a company, its successors and permitted assigns; and

(b)	in the case of a person, that person’s executors, administrators and permitted assigns;

Lessee’s Agents means the Lessee’s employees, agents, consultants, invitees and contractors.

Lessee’s Property means any and all improvements, structures, plant, equipment, fixtures and fittings including all articles and items constructed, installed or brought onto the Premises and owned by, or leased or licensed to, the Lessee and in all cases brought onto the Premises by or on behalf of the Lessee, and including:

(a)	improvements (including structures and buildings), structures, plant, equipment, fixtures and fittings brought onto the Premises as part of the Development Works by or on behalf of the Lessee prior to or after the commencement of the Term; and

(b)	goods of all kinds which are in or on the Premises during the Term that are made by, on behalf of or owned by, the Lessee.

Lessee’s Share has the meaning given in clause 4.1(c).

Lessor includes:

(a)	in the case of a company, its permitted successors, substitutes and assigns; and

(b)	in the case of a person, that person’s executors, administrators and permitted assigns.

Lessor’s Agents means the Lessor’s employees, agents and contractors.

Lease means this lease as amended from time to time.

Mediation Notice has the meaning given in clause 23.6(a).

Meeting has the meaning given in clause 23.4.

Notice has the meaning given in clause 7.3(e).

Operating Expenses Year means each period of 12 months ending on 30 June in each year.

Operating Expenses means each of the following amounts incurred or payable by the Lessor in an Operating Expenses Year in respect of the Premises:

(a)	rates, taxes, charges, assessments, levies, duties, impositions and fees payable to any Authority in connection with the Premises;

(b)	land taxes or taxes in the nature of a tax on land, as assessed (not to be calculated on a single ownership basis) in respect of the Premises;

(c)	any commercial and industrial property tax payable, and as defined, under the Commercial and Industrial Property Tax Reform Act 2024 (Vic) in respect of the Premises;

(d)	windfall gains tax assessed in respect of the Premises if the liability to pay that windfall gains tax was incurred as a result of any rezoning application made by or on behalf of the Lessee or the Purchaser;

(e)	Costs in connection with the Premises for:

(i)	the supply of any Services to the Premises;

(ii)	waste and general garbage removal (including any excess); and

(iii)	the provision, reticulation or discharge of water including excess water, sewerage and/or drainage and other waste (including water and sewerage usage charges and meter rents).

(f)	Costs incurred in providing lighting, fuel and power to the Premises and the Services,

but does not include any amounts:

(g)	payable by the Lessor in respect of:

(i)	any interest, fees, charges, costs or penalties incurred as a result of late payment by the Lessor; and

(ii)	any rates or charges which are in the nature of income tax; and

(h)	being income tax, capital gains tax and any GST payable by the Lessor or any amount included in an amount or on account of GST (to the extent that the Landlord is entitled to any input tax credit in relation to that GST or amount); and

(i)	otherwise paid or payable by the Lessee under this Lease or the Purchaser under the Land Contract, to the intent that the Lessor is not entitled to recover or be paid or reimbursed more than once in respect of the same amount.

Premises means the land described in Item 3 and the Existing Improvements (until such time as the Existing Improvements are demolished and removed from the Property as part of the Development Works).

Permitted Use means the use stated in Item 10.

Purchaser means Hotel101 Melbourne Pty Ltd ACN 693 942 933.

Relevant Works has the meaning given in clause 9.7.

Rent means the rent stated in Item 8.

Rent Payment Date means:

(a)	the Commencement Date; and

(b)	each anniversary of the Commencement Date during the Term.

Requirement means any lawful and proper requirement, notice, order, direction, recommendation, consent, stipulation or similar notification received from or given by any Authority or under any Law, whether in writing or otherwise and regardless of to whom it is addressed or directed.

Retail Legislation means the Retail Leases Act 2003 (Vic).

Rules for Expert Determination Process and the Expert’s Code of Conduct means the document in Annexure B.

Side Deed has the meaning given in clause 9.11(a).

Senior Executives Meeting has the meaning given in clause 23.5.

Services means any services or systems provided to the Premises, including:

(a)	water, power, waste disposal, sewerage, telecommunications, communication systems and public address systems, background music, security, air conditioning, ventilation, fire protection, washroom and toilet services; and

(b)	the wires, pipes, ducting and other means of providing those services or systems to the Premises.

Term means the period specified in Item 6, commencing on the Commencement Date.

Termination Date means the date specified in Item 5.

1.2	Interpretation

In this Lease:

(a)	Reference to:

(i)	one gender includes the others;

(ii)	the singular includes the plural and the plural includes the singular;

(iii)	a person includes a body corporate;

(iv)	a party includes the party’s executors, administrators, successors and permitted assigns;

(v)	a statute, regulation, code or other law or a provision of any of them includes:

(A)	any amendment or replacement of it; and

(B)	another regulation or other statutory instrument made under it, or made under it as amended or replaced;

(vi)	month or monthly means calendar month or calendar monthly;

(vii)	a right includes a remedy, right or power;

(viii)	clauses, schedules and annexures will be construed as references to clauses of and schedules and annexures to this Lease;

(ix)	an Item is to an item in the Reference Schedule; and

(x)	money is to Australian dollars, unless otherwise stated.

(b)	‘Including’ and similar expressions are not words of limitation.

(c)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(d)	Headings and any table of contents or index are for convenience only and do not form part of this Lease or affect its interpretation.

(e)	A provision of this Lease must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of the Lease or the inclusion of the provision in the Lease.

(f)	If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

(g)	Every obligation undertaken by a party to this Lease will be deemed to be and be construed as a covenant by that person.

1.3	Parties and capacity

(a)	If a party consists of more than 1 person, this Lease binds each of them separately and any 2 or more of them jointly.

(b)	An obligation, representation or warranty in favour of more than 1 person is for the benefit of them separately and jointly.

1.4	Organisations

(a)	Where:

(i)	there is a reference to an Authority; and

(ii)	the Authority is reconstituted, reconstructed, privatised, ceases to exist or is replaced or its powers or functions are transferred to another entity;

the reference must be read as being to the reconstituted, reconstructed or privatised entity or an entity established or constituted in replacement of or which succeeds to the relevant powers and functions of or which serves substantially the same purposes or has substantially the same objects as the Authority.

(b)	Reference to the president of an Authority will, in the absence of a president, be read as reference to the senior officer for the time being of the Authority or any other person fulfilling the duties of president.

2.	Term and holding over

2.1	Land Contract

(a)	This Lease is interdependent with the Land Contract.

(b)	Without limiting the requirements in the Land Contract (including under general condition 34, as varied by special condition 2.2 of the Land Contract) and this Lease (including under clause 12) before a party can lawfully end the Land Contract or this Lease (as applicable):

(i)	a breach by the Lessor (as vendor) under the Land Contract will constitute a breach by the Lessor under this Lease;

(ii)	a breach by the Purchaser under the Land Contract will constitute a breach by the Lessee under this Lease; and

(iii)	this Lease will come to an immediate end if the Land Contract is lawfully terminated, rescinded or brought to an end, for any reason.

(c)	If settlement of the sale of the Premises by the Lessor (as vendor) to the Purchaser (as purchaser) or a nominee of the Purchaser under the Land Contract occurs, then the Lessor or the Lessee may at any time after settlement (if the Term of this Lease has not at that time expired) terminate this Lease (effective any time after settlement) by written notice to the other party.

2.2	Commencement Date

(a)	The Lease (other than clause 2.1 and this clause 2.2) is subject to and conditional on the condition in Special Condition 13.1 of the Land Contract being satisfied.

(b)	The Commencement Date will be the date on which the condition in clause 2.2(a) is met.

(c)	The parties authorise their respective solicitors to insert the Commencement Date in Item 4 when it is known.

(d)	The Lessor grants to the Lessee and the Lessee takes a lease of the Premises for the Term commencing on the Commencement Date and ending on the Termination Date on the terms of this Lease. The Lessor, the Lessee and, if applicable, the Guarantor, are bound by this Lease from and including the Commencement Date, even though a party’s solicitors may not have inserted the Commencement Date in Item 4.

2.3	Holding over

If the Lessee continues to occupy the Premises after the Termination Date without objection by the Lessor (except under a lease arising from exercise of an option to renew):

(a)	the Lessee will occupy the Premises as a monthly Lessee . and

(b)	despite the tenancy being otherwise month-to-month, the tenancy can be terminated at any time by either the Lessor or the Lessee giving no less than one month’s notice to the other, expiring on any date, and otherwise the tenancy will continue on the terms and conditions of this Lease, as they apply to the monthly tenancy.

3.	Rent

3.1	Rent

(a)	The Lessee must pay the Rent to the Lessor in advance on each Rent Payment Date during the Term.

(b)	The parties agree that the Rent is not subject to any review or adjustment during the Term.

3.2	Payment method

All Rent, Operating Expenses and other amounts due under this Lease must be paid:

(a)	by direct transfer to the bank account notified to the Lessee by the Lessor from time to time and in the absence of any such notification, to the place and in the manner reasonably directed by the Lessor from time to time;

(b)	without demand; and

(c)	without any deduction, counterclaim or right of set-off at all.

4.	Operating Expenses

4.1	Payment by the Lessee of Operating Expenses

(a)	Without limiting clause 2.2(a), the Lessee is liable to pay the Lessee’s Share of Operating Expenses in accordance with this clause 4 referable to the period on and from the date of this Lease until the end of the Term.

(b)	The Lessee must, subject to clause 4.1(d) and referable to the period from the date of this Lease until the end of the Term, pay the Lessee’s Share of Operating Expenses:

(i)	if invoiced to the Lessor, to the Lessor within 14 days after written demand from the Lessor (which written demand must contain a tax invoice and evidence of the relevant Operating Expenses to be paid); and

(ii)	if invoiced to the Lessee, to the relevant Authority by the due date for payment, and the Lessee must provide evidence of payment to the Lessor as soon as reasonably practicable after payment.

(c)	The Lessee’s Share means 100%.

(d)	If necessary, the Operating Expenses will be apportioned on a pro-rata daily basis at the date of this Lease and at the end of the Term.

4.2	Objection to and management of Operating Expenses

(a)	If reasonably required by the Lessee (and at the Lessee’s reasonable Cost), the Lessor must:

(b)	promptly prepare, lodge and pursue:

(i)	an objection to any valuation issued by any Authority for the purposes of any Operating Expense, including if the Lessee (acting reasonably) considers any valuation to be excessive and requests the Lessor to object to it; and

(ii)	any application for an exemption or concession from any Operating Expense if the Lessee (acting reasonably) considers that the Lessor is eligible for any such exemption or concession,

but nothing in this clause requires the Lessor to commence legal proceedings;

(c)	cooperate and consult with the Lessee as to any such objection or application for an exemption or concession; and

(d)	manage the Operating Expenses in good faith, prudently and efficiently and use its reasonable endeavours to minimise the Operating Expenses to the extent reasonably practicable.

(e)	Notwithstanding clause 4.2(a), clause 4.2(a) does not release the Lessee from its payment obligations under this Lease which are to be made on a timely basis.

5.	Other Charges

5.1	Utility charges

The Lessee will promptly:

(a)	pay all utility and service charges for telephone, electricity, gas, water and other services consumed by the Lessee or the Lessee’s Agents on or in the Premises; and

(b)	install at the Lessee’s cost (including payment of any connection fees) any meters required by the Lessee to be installed after the Commencement Date.

5.2	Specific charges

In addition to the Lessee’s obligations under this Lease, the Lessee must at its cost:

(a)	keep the Premises free from pests to the extent required to comply with any Law or any Requirement of any relevant Authority; and

(b)	ensure that the Premises is kept secure at all times.

5.3	Not used

5.4	Expenses due to Lessee’s sole use

The Lessee must pay all expenses incurred or payable by the Lessee or the Lessee’s Agents due solely to the Lessee’s use of the Premises.

5.5	Interest on overdue money

The Lessee must pay interest to the Lessor on any Operating Expenses or any other money payable by the Lessee to the Lessor under this Lease that is unpaid:

(a)	at the Default Rate; and

(b)	from the date the relevant payment was due until but not including the date the relevant payment is made.

5.6	Costs

(a)	The Lessor must pay its own costs, charges and expenses in relation to the preparation, negotiation and completion of this Lease.

(b)	The Lessee must pay:

(i)	its own costs, charges and expenses in relation to the preparation, negotiation and completion of this Lease;

(ii)	the costs associated with the registration of this Lease and all documents ancillary to it including any stamping;

(iii)	the Lessor’s costs, charges and expenses of:

(A)	any consent required under this Lease whether consent is given or not, provided those costs, charges and expenses are reasonably and properly incurred;

(B)	any default by the Lessee in performing the Lessee’s covenants contained in this Lease;

(C)	the actual or contemplated enforcement of, or actual or contemplated exercise, preservation or consideration of any rights powers or remedies of the Lessor under this Lease in respect of any default by the Lessee.

5.7	Duty

The Lessee is liable for and indemnifies the Lessor against all duty (including all fines, penalties and interest, except to the extent that any fine, penalty or interest is levied or charged due to the default of the Lessor) assessed, levied or payable on or in respect of this Lease.

6.	Damage and destruction

6.1	No entitlement

The Lessee agrees that:

(a)	the Lessee will not be entitled to:

(i)	any abatement of the Rent, Operating Expenses or any other money payable under this Lease;

(ii)	make any Claim against the Lessor; or

(iii)	terminate this Lease; and

(b)	the Lessor will have no liability to the Lessee,

if the Existing Improvements or the Development Works are damaged or destroyed, except to the extent the damage or destruction was caused by the Lessor or the Lessor’s Agents (in which case the Lessee will be entitled to make a Claim against the Lessor)).

7.	Use of the Premises

7.1	Permitted use

(a)	The Lessee may use the Premises only for the purpose in Item 10.

(b)	The Lessee must not permit another person to use the Premises for anything except the purpose in Item 10.

7.2	No warranty

(a)	The Lessor gives no warranty as to the suitability of the Premises for any use.

(b)	The Lessee accepts this Lease subject to any prohibitions or restrictions on the use of the Premises under any Law.

7.3	Compliance with Laws

(a)	The Lessee, at the Lessee’s Cost, must comply with any Law and Requirement about the Lessee’s use or occupation of the Premises and the Existing Improvements and the Development Work.

(b)	Without prejudice to any of its other rights relating to non-compliance, if the Lessor has given the Lessee written notice requiring the Lessee to comply with a Law or Requirement under clause 7.3(a) and the Lessee has not complied with that Law or Requirement within the period for compliance specified by that Law or Requirement or, if no such period is specified, within a reasonable period after the date the Lessor’s written notice is given, the Lessor may comply with any Law or Requirement under clause 7.3(a) at the Lessee’s reasonable Cost.

(c)	Without limiting anything else in this clause 7.3, the Lessee is liable for and indemnifies the Lessor against all Claims suffered or incurred by the Lessor in relation to the Lessee’s failure to comply with this clause 7.3.

(d)	The Lessee must comply with the Lessor’s reasonable requirements in connection with the Premises but, for the avoidance of doubt (and without limiting any other obligation of the Lessee under this Lease), the Lessee must:

(i)	(acting reasonably) consult with, and have regard to any comments of, the Lessor in connection the plans and specifications for the Development Work; and

(ii)	provide the Lessor with copies of any plans and specifications for the Development Works prior to the Lessee submitting those plans and specifications to any relevant Authority for the purposes of obtaining any required planning permit for the Development Works, but otherwise, despite anything in this Lease, the Lessor’s consent or approval is not required in respect of the plans and specifications for the Development Work so long as the Lessee:

(iii)	complies with all Laws and Requirements imposed by any Authority; and

(iv)	irrevocably and unconditionally indemnifies and holds harmless, and keeps the Vendor indemnified and held harmless, from and against any loss, liability, cost or claim to the extent arising from any failure by the Lessee to so comply with such Laws and Requirements.

(e)	If the Lessor or Lessee is issued with a notice properly and lawfully given by any relevant Authority in respect of any non-compliance with any Law or Requirements associated with the Premises the Existing Improvements or the Development Works (Notice):

(i)	the Lessor may serve a notice on the Lessee providing a copy of that Notice and, if required to comply with the Notice, requiring all Development Works to immediately cease. If the Lessor serves such a notice and it is required to comply with the Notice, the Lessee must immediately cease all Development Works;

(ii)	the Lessor may serve a notice on the Lessee providing a copy of that Notice requiring Lessee to comply with the requirements of the Notice. If the Lessor serves such a notice, the Lessee must do all things required to comply with the Notice; and

(iii)	the Lessee may only recommence the Development Works when permitted by the relevant Authority, including (if required by the relevant Authority) when the non-compliance referred to in the Notice has been rectified in accordance with the requirements of the relevant Authority.

7.4	Prohibitions on use

The Lessee must not:

(a)	allow the Premises to be used for any illegal, immoral, noxious, or offensive purpose;

(b)	allow the noise from the Premises generated as a result of undertaking the Permitted Use to exceed the level permitted under any relevant Law;

(c)	in undertaking the Permitted Use, breach any Laws relating to occupational health and safety;

(d)	use the Premises as a residence except to the extent that the Permitted Use authorises use of the Premises for residential purposes;

(e)	keep any animals or birds on or in the Premises;

(f)	hold or permit any auction, bankrupt or fire sale or public meeting on or in the Premises except to the extent that such activities fall within the Permitted Use;

(g)	use the Premises in a way which causes damage, nuisance or disturbance to:

(i)	the Lessor; or

(ii)	an occupier of an adjoining property;

(h)	store flammable, volatile or explosive substances (whether liquid, gas or solid) on the Premises other than to the extent reasonably required for the operation of the Lessee’s business or in a manner that is consistent with the Permitted Use; or

(i)	do anything which would result in the Retail Legislation applying to this Lease.

7.5	Disposal of rubbish

The Lessee must:

(a)	place all rubbish the Lessee creates in suitable containers;

(b)	arrange for the disposal of all rubbish and waste created by the Lessee which is not removed by local Authorities as part of the normal garbage removal service (including surplus office equipment or material); and

(c)	not place waste outside the Premises.

7.6	Security and emergency

(a)	The Lessee must keep the Premises safe and secure at all times.

(b)	The Lessee must give notice to the Lessor as soon as reasonably practicable after the Lessee becomes aware of any matter which may:

(i)	affect the safety or security of the Premises; or

(ii)	give rise to an emergency.

(c)	The provision of a notice under clause 7.6(b):

(i)	does not relieve the Lessee of any obligation under this Lease; or

(ii)	impose any duty or obligation on the Lessor.

(d)	The Lessee must:

(i)	prepare and implement emergency evacuation procedures and all training and education regarding evacuation procedures and appointment of wardens as required by Law or as reasonably directed by the Lessor; and

(ii)	ensure that each employee of the Lessee and every other person who occupies or is in the Premises, takes part in emergency evacuation procedures.

(e)	Without limiting clause 7.6(c), the Lessee:

(i)	must evacuate the Premises if the Lessor or its agent directs the Lessee to do so where they become aware of a matter that might endanger any persons in the Premises;

(ii)	will not have any Claim against the Lessor for any loss, Cost or expense or injury or damages for loss of profits arising out of or in connection with any evacuation or emergency procedures; and

(iii)	must not re-enter the Premises after an evacuation unless the Lessee is authorised to do so by the police or fire brigade or other relevant Authority.

7.7	Signs

(a)	Except to the extent authorised by the Permitted Use (subject to the Lessee’s compliance with all Laws or Requirements as applicable), the Lessee must not without the Lessor’s prior written consent (which will not be unreasonably withheld or delayed) paint or attach any signs, notices, advertisements, blinds or awnings to any part of the Premises.

(b)	If the painting, attachment or erection of any sign, notice or advertisement to the Premises (including those authorised by the Permitted Use) requires the consent of any relevant Authority, the Lessee must obtain the consent of any relevant Authority prior to commencing any works.

7.8	Smoking

The Lessee must ensure there is no smoking on or in the Premises.

7.9	Occupational health and safety

(a)	The Lessee acknowledges that:

(i)	the Lessor may be subject to a range of different potential obligations under occupational health and safety law to ensure that the Premises (or parts of it) are safe (including access to the and egress from any buildings on the Premises); and

(ii)	the Lessor could be exposed to prosecution or other claims if the Lessee does not itself take adequate measures to ensure the health and safety of any contractors or others undertaking work on or at the Premises (Third Party Work); and

(iii)	there are risks associated with carrying out Third Party Work; and

(iv)	during the Term, the Lessee will have control over Third Party Work; and

(v)	it will not always be reasonably practicable for the Lessor to ensure the safety of any persons engaged in Third Party Work; and

(vi)	for the purposes of the Occupational Health and Safety Act 2004 (Vic) (2004 Act) and the regulations made under the 2004 Act and the Occupational Health and Safety Act 1985 (Vic) (1985 Act), the Lessee is the occupier of the Premises and has control of the Premises.

(b)	The Lessee must:

(i)	ensure that the Lessee or the Lessee’s Agents have adequate systems in place to assess and safely control all hazards associated with Third Party Work (and, if applicable, the Lessee remains responsible for ensuring the Lessee’s Agents have such adequate systems in place); and

(ii)	ensure that where hazards associated with the Third Party Work cannot be eliminated, the Lessee does, or procures to be done, all things reasonable to ensure that the risks involved are adequately controlled and minimised; and

(iii)	ensure that the Lessee and all persons engaged by or on behalf of the Lessee are familiar with and comply at all times with any manuals, policies, procedures or rules formulated from time to time by the Lessor (acting reasonably) and notified in advance to the Lessee; and

(iv)	ensure that only qualified persons who are appropriately licensed are engaged by or on behalf of the Lessee to carry out Third Party Work; and

(v)	maintain familiarity with and ensure compliance with the requirements of the 2004 Act and the regulations made under the 2004 Act and the 1985 Act; and

(vi)	promptly comply with directions on safety issued by any relevant Authority or by the Lessor (acting reasonably); and

(vii)	notify the Lessor of any risks to the health and safety of persons using the Premises promptly after the Lessee becomes aware of those risks.

7.10	Occupational health and safety audits

(a)	Without limiting clause 7.9, the Lessee must at its cost undertake and complete all occupational health and safety inspections, tests and audits regarding the Premises that the Lessor reasonably requires at times and intervals reasonably nominated by the Lessor.

(b)	Without limiting clause 7.10(a), the Lessee must complete and deliver to the Lessor such forms and documents that relate to occupational health and safety and are required by Law, a Requirement or the Lessor.

(c)	The Lessor will conduct any inspection, test, audit or survey relating to occupational health and safety that a Law or Requirement mandates must be undertaken or completed by the owner of the Premises. The Lessee must provide all reasonable assistance to the Lessor to enable the Lessor to comply with such requirements.

(d)	The Lessee must reimburse the costs reasonably and properly incurred by the Lessor in complying with this clause 7.10 no later than 20 Business Days after the Lessor gives the Lessee a tax invoice for those costs (and evidence of the costs incurred).

7.11	Disclosure and reporting by Lessee

(a)	The Lessee acknowledges and agrees that the Lessor may be required to report information regarding the use of the Premises to Authorities and/or the Lessor’s insurers. The Lessee must do all things reasonably required by the Lessor to assist the Lessor in complying with such reporting obligations.

(b)	Without limiting the Lessee’s other obligations in this Lease, the Lessee must promptly after request from the Lessor provide to the Lessor such information as the Lessor reasonably requires regarding:

(i)	the Lessee’s use or occupation of the Premises, including the nature of any activity conducted on the Premises;

(ii)	the Development Work;

(iii)	the Lessee’s compliance with any relevant Law and/or Requirements that apply to the Development Work, including compliance with occupational health and safety requirements;

(iv)	compliance with the Lessee’s covenants and obligations in this Lease;

(v)	accidents, injury or death on the Premises;

(vi)	security of the Premises;

(vii)	what dangerous goods or substances are being stored and/or used on the Premises;

(viii)	any Contaminant on, in or under the Premises of which the Lessee is aware; and

(ix)	claims or potential claims on any insurance policy in relation to the Premises or the Lessee’s use or occupation of the Premises of which the Lessee is aware.

(c)	In addition to the Lessee’s other obligations under clause 7.10, the Lessee must promptly complete and return to the Lessor all questionnaires, forms and surveys provided by the Lessor or the Lessor’s insurer in relation to any matter referred to in clause 7.11(b).

8.	Dealing with Premises

8.1	Dealings with the Premises

(a)	The Lessee must not assign, transfer, sublet, mortgage, charge, or otherwise part with possession or dispose of, the Lessee’s interest in this Lease or the Premises.

(b)	The Lessee must not use the Lease or any fixtures forming part of the Lessee’s Property as any form of security (but, for the avoidance of doubt, nothing in this clause prevents the Lessee from granting any security over any personal property (or items which are not fixed) which form part of the Development Works or Lessee’s Property provided such security is discharged on or before the expiration or sooner determination of this Lease ). Despite anything in this Lease, if settlement occurs under the Land Contract, then the parties agree that this clause 8.1 ceases to apply with effect on and from the date of settlement.

8.2	Permitted dealings

(a)	Despite anything in this Lease, the Lessor acknowledges and agrees that on and from the date of this Lease and during the Term:

(i)	the Purchaser (as vendor) may enter into contracts of sale with third parties (as purchasers) to sell any interest in the Premises on such terms as the Purchaser determines at its discretion (which contracts of sale may be “off-the-plan” contracts of sale entered into prior to registration of a plan of subdivision), provided that: de

(A)	such contracts must automatically terminate if the Land Contract is terminated prior to settlement occurring under the Land Contract;

(B)	settlement of such sales must be strictly subject to and conditional on settlement occurring under the Land Contract; and

(C)	in the period prior to settlement of the Land Contract, the third parties must be prohibited from lodging a caveat on the title to the Premises; and

(ii)	the Purchaser and the Lessee may without the Lessor’s consent undertake any activities in connection with their proposed use and development of the Property, including:

(A)	undertaking any marketing and pre-sale activities for the contracts of sale referred to in clause 8.2(a)(i);

(B)	undertaking any activities in connection with the Development Works;

(C)	undertaking activities in connection with:

(1)	preparing;

(2)	lodging; and

(3)	procuring certification of, a statement of compliance for, or registration of, a plan of subdivision in respect of the Property; and

(D)	applying for and obtaining any relevant approval from any relevant Authority.

(b)	Subject to clause 12.12, the Lessee unconditionally and irrevocably indemnifies and holds harmless the Lessor, and must keep the Lessor indemnified and held harmless, in respect of any:

(i)	claim made against the Lessor (including any cost, reputational damage, loss or liability suffered or incurred by the Lessor as a result of any such claim) by any third party who enters into any contract of sale with the Purchaser referred to clause 8.2(a)(i); or

(ii)	cost, penalty or expense that may be suffered or incurred by the Lessor to extent arising due to the Lessee’s breach of clause 8.2(a)(ii).

8.3	Change in Control

Except if the Lessee or any holding company of the Lessee is listed on any recognised stock exchange (in which case this clause 8.2 does not apply), the Lesse must (except with the Lessor’s prior written consent, which must not be unreasonably withheld or delayed) not allow a change in Control of the Lessee as a result of changes in:

(a)	the directors of the company;

(b)	membership of the company or its holding company;

(c)	beneficial ownership of the shares in the company or its holding company;

(d)	beneficial ownership of the business or assets of the company.

9.	Development Works

9.1	Lessee liable to repair

Until such time as any Existing Improvements are demolished and removed from the Premises as part of the Development Works, the Lessee must during the Term maintain and keep the Premises (including the Lessee’s Property, the Existing Improvements and the Services in or about the Premises) in a condition consistent with that at the Day of Sale, fair wear and tear excepted.

9.2	Lessor not liable to repair

The Lessee acknowledges that the Lessor is not responsible or liable for any maintenance, repair or replacement in respect of the Premises, the Existing Improvements, the Development Works, the Lessee’s Property or the Services except where such maintenance or repair is required as a result of the negligence or default of the Lessor or the Lessor’s Agents during the Term.

9.3	Development Works

(a)	The Lessee intends to complete the Development Works.

(b)	The parties acknowledge that:

(i)	the Development Works will be completed at the sole cost of the Lessee; and

(ii)	the Lessor will make no contribution to the costs of the Development Works nor will the Lessor be required to make any reimbursement for costs incurred by the Lessee in completing the Development Works.

(c)	The Lessee must seek:

(i)	all required approvals, licenses, consents, planning permits, building permits, and regulatory approvals from any Authority required for the Development Works, at the Lessee’s sole cost; and

(ii)	not used.

(d)	The Lessor shall:

(i)	cooperate with and provide assistance as reasonably required by the Lessee (including signing any relevant application, form or consent) to secure all required approvals, licences, consents, planning permits, building permits, and regulatory approvals from any Authority required for the Development Works or any subdivision of the land comprising the Premises; and

(ii)	not prejudice or obstruct the Lessee in any way from, or object to the Lessee, securing all such required approvals, licences, consents, planning permits, building permits and regulatory approvals from any Authority required for the Development Works or any subdivision of the land comprising the Premises (and the Lessor must not assist, procure or encourage any other person to do so), and the Lessee must conduct its Development Works in compliance with all Laws and Requirements set by the Authorities.

(e)	For the avoidance of doubt, without otherwise limiting clause 9.3(d), the Lessor will be under no obligation to provide assistance in relation to the registration of a plan of subdivision and no plan of subdivision may be lodged for registration until after settlement of the Land Contract.

(f)	Should this Lease be terminated prior to the end of the Term and prior to completion of the Development Works the Lessee indemnifies the Lessor in respect of any Claims, defects or subsequent works liability:

(i)	suffered by the Lessor; or

(ii)	properly imposed on the Lessor by any third party or Authority,

in respect of the Development Works except to the extent caused by the Lessor’s or Lessor’s Agent’s breach or negligence.

9.4	Lessor’s right to inspect and undertake works

(a)	Subject to clause 9.4(b) and clause 9.4(c), the Lessor and any persons authorised by the Lessor may enter the Premises and view its condition and the condition and status of the Development Works during business hours on a Business Day reasonably approved by the Lessee.

(b)	Subject to clause 9.4(c), the Lessor must:

(i)	give the Lessee reasonable prior written notice before entering and not less than 5 Business Days’ prior written notice; and

(ii)	only exercise its right of entry in the presence of a representative of the Lessee or a Lessee’s Agent.

(c)	The Lessor is not obliged to give notice in the case of an emergency.

(d)	The Lessor may enter the Premises and do any repairs or maintenance which is required by Law and which is the Lessee’s responsibility if the Lessee does not do so:

(i)	within a reasonable time after the Lessor gives the Lessee notice requiring that repair and maintenance to be done; and

(ii)	to the Lessor’s reasonable satisfaction.

(e)	The Lessor does such repairs or maintenance which is required by Law and which is the Lessee’s responsibility at the Lessee’s reasonable expense. The Lessee must reimburse to the Lessor the cost of the repairs or maintenance within 20 Business Days after demand by the Lessor (together with evidence of those reasonable expenses).

(f)	In exercising its powers under this clause 9.4, the Lessor must cause as little inconvenience to the Lessee’s use of the Premises as is reasonably practicable in the circumstances.

9.5	Services

If any of the Services fail to function for any reason (other than as a result of the gross negligence, default, fraud, misconduct or repudiation by the Lessee or any Lessee’s Agent):

(a)	the Lessee is not entitled to terminate this Lease because of the failure; and

(b)	the Lessee may not make any Claim against the Lessor.

9.6	Alterations

(a)	Before the Lessee makes any alterations or additions to the Premises (including any alterations or additions to the Services) forming part of the Development Works that requires the consent of any relevant Authority, the Lessee must:

(i)	obtain the consent (if necessary) of any relevant Authority;

(ii)	comply with the existing planning controls over the Premises, including but not limited to the requirements imposed under any agreement under s.173 of the Planning and Environment Act 1987 (Vic); and

(iii)	comply with clause 9.6(d) regarding insurance.

(b)	Not used

(c)	The Lessee must ensure that any works (including alterations and additions) undertaken by the Lessee or the Lessee’s Agents to the Premises are done:

(i)	in a proper and workmanlike manner;

(ii)	in accordance with all Laws and Requirements; and

(iii)	by contractors who are suitably qualified, competent and experienced in carrying out such works.

(d)	Before any works to the Premises are undertaken, the Lessee must at its cost procure and maintain insurance in respect of the works with an APRA-regulated insurer and deliver a copy of the relevant policy to the Lessor (with any confidential or commercially sensitive information redacted). Without limitation, such insurance must:

(i)	note the interest of the Lessor

(ii)	be for not less than the replacement value of the works of that type; and

(iii)	include a principal controlled contract works policy.

9.7	Building Warranties

Without limiting clause 9.6, if the Lessee demolishes the Existing Improvements or as part of the Development Works alters, erects or installs any improvements (Relevant Works):

(a)	the Lessee must procure warranties that a prudent owner would obtain in relation to the design and construction of the Relevant Works; and

(b)	the Lessee must procure any defects that appear in the Relevant Works within 12 months after completion of the Relevant Works that are notified by the Lessor to the Lessee are rectified to the Lessor’s reasonable satisfaction; and

(c)	if this Lease and / or the Land Contract are terminated as a result of any negligent act or omission, default, fraud, misconduct or repudiation by the Purchaser, Lessee or any Lessee’s Agent, then with effect the date that this Lease and the Land Contract are terminated the Lessee must assign to the Lessor upon demand the benefit of any warranties in relation to the design and construction of the Relevant Works.

9.8	Essential Safety Measures

(a)	The parties acknowledge that:

(i)	as at the date that this Lease is executed by each party to it, the Existing Improvements on the Premises are vacant and not occupied; and

(ii)	under this Lease, the Lessee may (and intends to) undertake the Development Works, including the demolition and removal of the Existing Improvements and construction of new improvements.

(b)	Having regard to clause 9.8(a), the parties agree that:

(i)	the Lessee must comply with any Law and any requirements of the Lessor or the Lessor’s insurer about essential safety measures in respect of the Premises, including fire safety or fire prevention for the Premises;

(ii)	without limiting clause 9.8(a), until the Existing Improvements are demolished, the Lessee must keep any essential safety measures (including any fire protection and safety equipment) within and exclusively servicing the Premises in such a condition so as to comply with any Law and any requirements of the Lessor (acting reasonably and having regard to clause 9.8(a)) or the Lessor’s insurer about fire safety or fire prevention for the Premises;

(iii)	if the Lessee fails to comply with clause 9.8(b)(i) or clause 9.8(b)(ii) within a reasonable period after the Lessor gives the Lessee written notice requiring compliance, then the Lessor may do what the Lessee should have done and the Lessee must pay the Lessor’s Cost of compliance which are reasonably and properly incurred; and

(iv)	if any Law requires the Lessor to carry out works or repairs in respect of essential safety measures, the Lessee must, despite any Law to the contrary, pay the costs reasonably and properly incurred by the Lessor in complying with the relevant Law.

9.9	Contamination caused by the Lessee

(a)	The Lessee is responsible for:

(i)	all Contamination of the Premises to the extent caused or contributed to by the Lessee or the Lessee’s Agents; and

(ii)	remediating all Contamination:

(A)	to the extent caused or contributed to by the Lessee or the Lessee’s Agents;

(B)	disturbed by the Lessee but only to the extent the Lessee or the Lessee’s Agents caused the relevant Contamination; and

(C)	which an Authority requires to be remediated in connection with or arising from any works undertaken by or on behalf of the Lessee (regardless of who caused the Contamination).

(b)	The Lessee must not do anything during the Term (including during any period of holding over or further term of the Lease) which will, may or does result in Contamination of the Premises or any adjoining land.

(c)	The Lessee must immediately notify the Lessor of any Contamination or environmental incidents or accidents on or affecting the Premises of which the Lessee has notice.

(d)	The Lessee unconditionally and irrevocably fully indemnifies and releases the Lessor from and against all liability at law, or any Claim made against the Lessor, in connection with or arising out of any Contamination:

(i)	to the extent caused or contributed to by the Lessee or the Lessee’s Agents;

(ii)	disturbed by the Lessee to the extent the Lessee or the Lessee’s Agents caused the relevant Contamination; or

(iii)	which an Authority requires to be remediated in connection with or arising from the Development Works undertaken by or on behalf of the Lessee but which the Lessee has not properly dealt with in accordance with Requirement of any relevant Authority, but despite anything in this clause, nothing in this clause releases, or requires the Lessee to indemnify, the Lessor in respect of any liability or Claim for Contamination caused or contributed to by the Lessor or the Lessor’s Agents.

9.10	Condition of Premises and Risk

(a)	The Lessee acknowledges that the Premises is provided ‘as is, where is’.

(b)	The Lessee carries the risk of loss or damage to the Premises for the duration of the Term.

(c)	The Lessor is not required to carry out any repair works, alterations or improvements to the Premises on and from the date of this Lease.

(d)	The Lessee is responsible for any works, alterations or remediations required that arise from excavation, alteration or demolition of the Premises during the Development Works.

(e)	The Lessee will not have the right to terminate this Lease or make a Claim against the Lessor as a result of the condition of the Premises, the discovery of any Contamination, building structural defects or otherwise in respect of the Premises.

9.11	Side Deed

(a)	The Lessee must, if required by the Lessor, require its head contractor engaged by the Lessee to undertake the Development Works (Head Contractor) to enter a side deed for the benefit of the Lessor (Side Deed).

(b)	The Side Deed will:

(i)	bind the Lessor, the Lessee and the relevant Head Contractor;

(ii)	if this Lease and the Land Contract are terminated as a result of any negligent act or omission, default, fraud, misconduct or repudiation by the Lessee, any Lessee’s Agent or the Purchaser or in the event of an Insolvency Event in respect of the Lessee, allow the Lessor to:

(A)	exercise step-in rights such that the Lessor may exercise all or any of the rights and carry out all or any of the obligations of the Lessee under the relevant contract for the performance of the Development Works between the Lessee and the Head Contractor (Building Contract) including to continue the Development Works; and

(B)	by notice in writing require a novation to the Lessor of the Building Contract and any performance guarantees provided by the Head Contractor pursuant to the Building Contract; and

(iii)	prohibit the registering or lodging of any claim, liens, charges, or lodgement of any PPSA registrations over any fixtures forming part of the Premises or fixtures forming part of the Development Works (but, for the avoidance of doubt, the Side Deed need not contain any such prohibition in respect of any personal property (or items which are not fixed) and which form part of the Development Works); and

(iv)	be prepared by the Lessor (and the Lessee must procure the Head Contractor to execute the Side Deed within 14 days after the later of the date the Side Deed is in a form acceptable to all parties to it and the date of execution of the Building Contract by all parties to it):

(A)	with the Lessor’s actual costs properly and reasonably incurred in the preparation of the Side Deed being reimbursable by Lessee; and

(B)	on terms acceptable to the Lessor, the Lessee and the Head Contractor (each acting reasonably).

10.	Lessee’s Insurances and indemnities

10.1	Lessee’s insurances

The Lessee must procure and keep current during the Term:

(a)	a public liability insurance policy for an amount in respect of any single event of not less than the amount $20,000,000;

(b)	insurance in respect of the Development Works to protect against damage and destruction;

(c)	a contractors all risks policy in respect of the Development Works (which may provide the coverage referred to in clause 10.1(b) above);

(d)	environmental liability coverage in respect of the Premises and the Development Works to the extent required under any Law or Requirement of any relevant Authority;

(e)	any insurances required by any Authority in respect of the Development Works; and

(f)	workers’ compensation insurance for any person employed by the Lessee as required by any Law relating to workers’ compensation.

10.2	Lessee’s insurances

(a)	The Lessee must ensure that all policies of insurance effected or required to be effected by the Lessee under this clause 10:

(i)	are taken out with an APRA-regulated insurer; and

(ii)	with the exception of workers’ compensation insurance (to which this clause 10.2(a)(ii) does not apply), are taken out in the name of the Lessee, cover the Lessor as a party to whom the benefit of the insurance cover extends and note the interest of any other person nominated by the Lessor who has an insurable interest in the Premises, including any mortgagee of the Premises.

(b)	The Lessee irrevocably agrees to do all things and execute all documents on terms acceptable to the Lessee (acting reasonably) necessary to discharge its obligations under this clause 10.

10.3	Payment and production of insurance policies

(a)	The Lessee must pay all premiums and other money payable in respect of its insurances when due.

(b)	If reasonably requested by the Lessor, the Lessee must provide certificates of currency of insurance in respect of the policies of insurance which the Lessee is required to effect under this clause 10.

10.4	No alteration

The Lessee must not:

(a)	cancel any policy of insurance required to be maintained under clause 10.1 without the prior written consent of the Lessor (not to be unreasonably withheld or delayed); or

(b)	with the exception of workers’ compensation insurance (to which this clause 10.4(b) does not apply), settle, compromise or release any claim in respect of the Development Works on or in respect of an insurance policy required under clause 10.1 without the prior written consent of the Lessor (not to be unreasonably withheld or delayed).

10.5	Insurer’s requirements

The Lessee must at all times and at the Lessee’s cost comply with all requirements of the Lessee’s insurers.

10.6	Lessor may insure

(a)	If the Lessee fails to take out and maintain the insurance policies required to be maintained by the Lessee under clause 10.1 within a reasonable time after a demand is made by the Lessor, then the Lessor may do so.

(b)	The Lessee must pay the Lessor’s Cost of taking out and maintaining any insurance policies taken out under clause 10.6(a).

10.7	Not to void insurance

In respect of the insurances the Lessee is required to maintain under clause 10.1, the Lessee must not do or omit to do anything which may invalidate an insurance or make an insurance void or voidable.

10.8	Release

To the full extent permitted by Law, the Lessee releases the Lessor and the Lessor’s Agents from all Costs and Claims incurred in connection with:

(a)	any property in the Premises; and

(b)	damage or injury to any person or property on the Premises,

except to the extent that the Claim results from the act, omission, default or negligence of the Lessor or the Lessor’s Agents.

10.9	Lessee’s Indemnities

(a)	Subject to clause 10.9(b), the Lessee is responsible for and indemnifies the Lessor against all Claims and Costs suffered or incurred by the Lessor to the extent that those Claims and Costs arise from:

(i)	any cause relating to:

(A)	the use and occupation of the Premises by the Lessee and the Lessee’s Agents otherwise than in accordance with this Lease; or

(B)	any damage to property or injury or death of any person that occurs either inside the Premises or (if the damage, injury or death was caused or contributed to by the Development Works) in the vicinity outside the Premises, except to the extent caused or contributed to by the act, omission, default or negligence of the Lessor or the Lessor’s Agents;

(ii)	the Development Works being undertaken otherwise than in accordance with this Lease;

(iii)	the negligent or careless use or neglect of the Services and facilities in or of the Premises by the Lessee or the Lessee’s Agents;

(iv)	the overflow or leakage of water from any source including the Services except to the extent contributed to by the act, omission, default or negligence of default of the Lessor or the Lessor’s Agents; and

(v)	the Lessee’s breach of this Lease.

(b)	The parties agree that:

(i)	each party must take reasonable steps to mitigate any loss it suffers as a result of any breach by the other party; and

(ii)	despite anything in this Lease, each party is not liable to the other party, including under any indemnity, in respect of any consequential loss, indirect loss, loss of profit, loss of revenue, loss of opportunity or any other loss or damage that does not arise naturally and directly from the relevant breach by the other party, whether or not such loss or damage was foreseeable.

11.	Lessor’s covenants and additional rights

11.1	Quiet enjoyment

Subject to the Lessor’s rights under this Lease, the Lessee may use the Premises without interruption or disturbance from the Lessor or any person claiming by, through or under the Lessor other than where expressly stated otherwise in this Lease.

11.2	Not used

11.3	Lessor’s right to enter

(a)	Subject to clause 11.3(b) and clause 11.3(c), the Lessor may enter the Premises to:

(i)	exercise its rights or meet its obligations under this Lease;

(ii)	comply with a Law; or

(iii)	ensure the passage of Services to, on or through the Premises, if required to comply with any Law.

(b)	Subject to clause 11.3(c), the Lessor must:

(i)	give the Lessee reasonable prior written notice (being not less than 5 Business Days) before entering; and

(ii)	only exercise its right of entry in the presence of a representative of the Lessee or a Lessee’s Agent.

(c)	The Lessor is not obliged to give notice in the case of an emergency.

(d)	In exercising its rights under this clause 11.3, the Lessor must cause as little inconvenience to the Lessee’s use of the Premises as is practicable in the circumstances.

11.4	Change of Lessor

(a)	If the Lessor sells or transfers the Premises to the Purchaser (or a nominee of the Purchaser) so that the Purchaser (or a nominee of the Purchaser) becomes the Lessor:

(i)	the Lessee releases the Lessor from its obligations under this Lease arising after the Lessor ceases to have an interest in the Premises except in relation to any default of the Lessor prior to the Lessor ceasing to have an interest in the Premises; and

(ii)	the Lessor releases the Lessee and the Guarantor from their respective obligations under this Lease arising after the Lessor ceases to have an interest in the Premises except in relation to any default of the Lessee or the Guarantor prior to the Lessor ceasing to have an interest in the Premises; and

(iii)	the Lessee must procure:

(A)	any reasonable changes required by the Purchaser to the insurances referred to in clause 10; and

(B)	the Lessee and the Guarantor must enter into those documents and assurances the Lessor or that other person reasonably requires to enable that other person to enforce the benefit of all obligations owed under this Lease in that other person’s name, otherwise, except in respect of the sale or transfer of the Premises to the Purchaser (or a nominee of the Purchaser) under the Land Contract, the Lessor must not during the Term sell, transfer, assign, encumber, licence or otherwise deal with its interest in the Premises (including by granting a concurrent lease) without the Lessee’s prior written consent (which consent must not be unreasonably withheld).

(b)	An obligation owed by the Lessee or the Guarantor to the Lessor which is due for performance before the Lessor sells or transfers the Premises (including the payment of amounts owing for adjustment of Rent or Operating Expenses arising in respect of a period or date or because of an event or review date occurring before that event) remains owing to the person who is the Lessor at the time the Lessor sells or transfers the Premises and not its assignee, Lessee or Lessor and may be recovered by that person in that person’s own name.

12.	Default and termination

12.1	Essential terms

(a)	Each obligation of the Lessee to pay money under this Lease and its obligations under clauses 7.1, 7.3, 7.9 to 7.11 (inclusive), 8, 9 and 10 are essential terms of this Lease.

(b)	If the Lessee breaches a term of this Lease (Default Event), the Lessor may give the Lessee a notice specifying that a Default Event has occurred (Default Event Notice).

12.2	Cure Period

(a)	If the Lessor gives the Lessee a Default Event Notice, the Lessee must, no later than 10 Business Days after receiving the Default Event Notice, provide the Lessor with a Cure Plan.

(b)	No later than 5 Business Days after receiving the Cure Plan, the Lessor must provide the Lessee with written notice as to whether or not the Cure Plan is acceptable to the Lessor (acting reasonably and in good faith) and, if it is not acceptable, reasonably detailed reasons for why not.

(c)	If the Lessor (acting reasonably and in good faith) gives the Lessee notice that the Cure Plan is not acceptable to the Lessor, the Lessee must amend the Cure Plan to address the comments of the Lessor.

(d)	The Lessee must cure a Default Event within the Applicable Cure Period in accordance with the Cure Plan approved by the Lessor.

(e)	The Lessee must comply with and implement the Cure Plan. The relevant Default Event will be remedied or compensated if the relevant Default Event is remedied or compensated in accordance with the Cure Plan.

12.3	Extension to Cure Period

(a)	If the Lessee requires an extension to the Applicable Cure Period in relation to a Default Event the subject of a Default Event Notice, the Lessee must as soon as reasonably practicable (but no later than the expiration of the then current Applicable Cure Period) give written notice to the Lessor:

(i)	requesting an extension to the Applicable Cure Period; and

(ii)	reasonable details to demonstrate that the Lessee has diligently pursued, and is continuing to diligent pursue, a cure, but that the relevant Default Event cannot with reasonable diligence be cured within the Applicable Cure Period.

(b)	No later than 5 Business Days after receiving a written notice from the Lessee under clause 12.3(a), the Lessor must (acting reasonably and in good faith) give the Lessee written as to whether or not the Lessor agrees to the extension of the Applicable Cure Period and, if an extension is not agreed, reasonably detailed reasons for why not.

12.4	Failure to remedy Default Event

(a)	If the Lessee fails to remedy a Default Event the subject of a Default Event Notice within the Applicable Cure Period, then the Lessor may:

(i)	enforce its rights available to the Lessor in respect of that Default Event;

(ii)	demand compensation from the Lessee to adequately redress the Default Event;

(iii)	issue reasonable requirements to the Lessee in relation to the Default Event, and the Lessee must comply with those reasonable requirements at the Lessee’s cost; and

(iv)	give the Lessee a written notice which:

(A)	specifies a Dispute in respect of the Default Event, in which case clause 23 will apply; and

(B)	indicates an intention that, if the Dispute in respect of the Default Event is not resolved in accordance with clause 23, the Lessor intends to terminate this Lease.

(b)	If (and only if):

(i)	the Lessee fails to remedy a Default Event the subject of a Default Event Notice within the Applicable Cure Period; and

(ii)	the Lessor gives the Lessee a written notice in accordance with clause 12.4(a)(iv); and

(iii)	the Dispute in respect of the Default Event is not resolved in accordance with clause 23, then the Lessor may give the Lessee written notice terminating this Lease and re-enter the Premises with effect from a date specified in that termination notice, but which date must be no less than 40 Business Days after the date the termination notice is given.

12.5	No prejudice

The Lessor’s right to recover damages is not affected or limited by:

(a)	the Lessee abandoning or vacating the Premises;

(b)	the Lessor re-entering or terminating this Lease in accordance with this Lease;

(c)	the Lessor accepting the Lessee’s repudiation; or

(d)	the conduct of the Lessor and Lessee constituting a surrender by operation of Law.

12.6	Lessor’s right to sue

(a)	Re-entry by the Lessor terminates this Lease.

(b)	Despite re-entry, the Lessor retains the right to sue the Lessee to recover unpaid money or for damages arising from the Lessee’s failure to perform and observe its obligations under this Lease.

12.7	No Waiver

(a)	A failure or delay by the Lessor to exercise its rights arising from a default by the Lessee is not a waiver of that default.

(b)	The demand or acceptance from the Lessee of any over due payment does not prevent the Lessor from exercising or enforcing its other rights under this Lease.

12.8	Inclusion of statutory provisions

The covenants, powers and provisions if any implied in leases by virtue of any Law or Requirement (including those in section 144(1) of the Property Law Act 1958 and section 67 of the Transfer of Premises Act 1958 (Vic)) do not apply to this Lease.

12.9	Tender after termination

In the absence of any election by the Lessor, any money tendered by the Lessee after termination of this Lease and accepted by the Lessor will be applied:

(a)	firstly, on account of any unpaid Rent and other money due under this Lease at the date of termination; and

(b)	secondly, on account of the party terminating this Lease’s Costs in relation to the termination.

12.10	Mitigate of damages

A party must observe its obligation to mitigate its loss.

12.11	Step in on termination

If the Lessor lawfully terminates this Lease under clause 12.4(b), the Lessee must take all reasonable steps to novate, transfer or otherwise allow the Lessor to step into any approvals granted by any Authority in respect of the Premises or the Development Works, including but not limited to, the Lessee signing any consents necessary to allow the Lessor the benefit of any approvals granted.

12.12	No double recovery

Despite anything in this Lease or the Land Contract, the parties agree that:

(a)	the Lessee is not liable to the Lessor for any Claim to the extent that the Lessor recovers from the Guarantor or the Purchaser in respect of the cost, loss or damage suffered by the Lessor arising out of that Claim, whether by way of contract, indemnity or otherwise;

(b)	the Lessor is not liable to the Lessee for any Claim to the extent that the Lessee recovers from the Vendor in respect of the cost, loss or damage suffered by the Lessee arising out of that Claim, whether by way of contract, indemnity or otherwise;

(c)	the Guarantor is not liable to the Lessor for any Claim to the extent that the Lessor recovers from the Lessee or the Purchaser under the Land Contract in respect of the cost, loss or damage suffered by the Lessor arising out of that Claim, whether by way of contract, indemnity or otherwise;

(d)	the Lessor will not be entitled to recover from the Lessee, the Guarantor or the Purchaser under the Land Contract (whether by way of damages, payment, reimbursement, restitution, indemnity or otherwise) more than once for the same claim, cost, liability or loss of the Lessor; and

(e)	the Lessee will not be entitled to recover from the Lessor or the Vendor under the Land Contract (whether by way of damages, payment, reimbursement, restitution, indemnity or otherwise) more than once for the same claim, cost, liability or loss of the Lessee.

13.	Expiry or termination of term

13.1	Lessee to yield up if Lease terminated prior to expiry of Term

(a)	If this Lease is lawfully terminated prior to the expiration of the Term and prior to settlement under the Land Contract, then within a reasonable period of not less than 90 days after the date of termination and having regard to the works required to be undertaken, the Lessee must make good the Premises in accordance with this clause 13.1.

(b)	If, at the date of lawful termination of this Lease prior to the expiration of the Term and prior to settlement under the Land Contract, the Lessee has not yet commenced demolition works in respect of the Existing Improvements, the Lessee must:

(i)	deliver the Premises and the Existing Improvements to the Lessor in substantially the same repair, order and condition existing as at the date of this Lease, fair wear and tear and damage by insurable risks excepted;

(ii)	make safe any works associated with the Development Works including capping any power or water Services;

(iii)	leave the Premises in safe condition; and

(iv)	remove all of the Lessee’s Property (including any furniture, loose equipment, signs, plant, machinery, and other loose items) erected or brought by it onto the Premises such as advertisements affixed by the Lessee to the Premises.

(c)	If, at the date of termination of the lawful termination of this Lease prior to the expiration of the Term and prior to settlement under the Land Contract, the Lessee has commenced demolition works in respect of the Existing Improvements, the Lessee must:

(i)	complete the demolition works;

(ii)	remove all of the Lessee’s Property (including any furniture, loose equipment, signs, plant, machinery, and other loose items) erected or brought by it onto the Premises such as (but not limited to) construction equipment used in the demolition works and any scaffolding or associated construction materials;

(iii)	make safe any works associated with the Development Works including capping any power or water Services; and

(iv)	leave the Premises in a safe condition.

(d)	If, at the date of lawful termination of this Lease prior to the expiration of the Term and prior to settlement under the Land Contract, the Lessee has commenced construction of any new improvements or any other part of the Development Works:

(i)	the Lessee will leave all of the Development Works (including all improvements, pilings, basements, structures, plant, equipment, fixtures, fittings and other alterations and items forming part of the Development Works) in place and in a safe condition, and transfers its right, title and interest in those Development Works (including all improvements, pilings, basements, structures, plant, equipment, fixtures, fittings and other alterations and items forming part of the Development Works) to the Lessor free from encumbrances (except any items which are required to be vested in any relevant Authority) and if at any time the Property is damaged so as to render it unsafe or in a visual condition that does not comply with any Requirement of any relevant Authority, the Lessee must, at its own cost and using its own funds and/or any insurance proceeds received in connection with the Property, reinstate and make good the Property to such a condition so as to (as applicable) render the Property safe or compliant with the Requirement of the relevant Authority; and

(ii)	the Lessee must ensure that as at the date of lawful termination of this Lease, the Development Works (including all improvements, pilings, basements, structures, plant, equipment, fixtures, fittings and other alterations and items forming part of the Development Works) are free from all encumbrances.

(e)	If this Lease is lawfully terminated prior to expiration of the Term and prior to settlement under the Land Contract, the Lessee assigns its right, title and interest in all warranties and guarantees in respect of the Development Works and demolition of the Existing Improvements to the Lessor.

(f)	Nothing in this Lease, including that nothing in this clause 13, limits the Lessee’s or Purchaser’s rights against the Lessor in connection with any negligent act or omission, default, fraud, misconduct or repudiation by the Lessor or any Lessor’s Agent, including any right to bring a claim against the Lessor for specific performance.

13.2	Ownership of Development Works

The Lessor and the Lessee agree that the Development Works (including all improvements, pilings, basements, structures, plant, equipment, fixtures, fittings and other alterations and items forming part of the Development Works) will, to the extent that any items of the Development Works constitute fixtures, will be owned by the Lessor from the time they become a fixture. For the avoidance of doubt, the Lessor and the Lessee agree that section 154A of the Property Law Act 1958 (Vic) does not apply.

13.3	Lessee not to cause damage

(a)	The Lessee must not damage the Premises in the removal of any Lessee’s furniture, loose equipment, signs and advertisements under clause 13.1.

(b)	If the Lessee does so, it must repair any damage and leave the Premises in a safe condition.

(c)	If the Lessee fails to comply with clause 13.3(b), then without limiting any right of the Lessor, the Lessor may (but is not obliged to) repair the Premises and leave them in a safe condition, and recover the Costs of doing so from the Lessee on demand.

13.4	Failure by Lessee to remove

If the Lessee fails to remove anything which it is required to remove under clause 13.1(b)(iv) within the period specified in clause 13.1(a), then without limiting any right of the Lessor, the Lessor may remove and store or destroy such items.

13.5	Rent to continue

If the Lessee is required to comply with clause 13.1 and fails to:

(a)	vacate the Premises; and

(b)	yield up the Premises in the state of repairs as required by clause 13.1; or

(c)	remove anything which it is required to remove under clause 13.1(b)(iv),

the Lessee must pay to the Lessor by way of liquidated damages on demand an amount calculated at the same rate as the Rent, the Operating Costs and any other monies payable by the Lessee to the Lessor under this lease from the date that this lease ends until the Lessee has complied with those obligations.

13.6	Indemnity

The Lessee indemnifies the Lessor in respect of:

(a)	any failure by the Lessee to complete the removal of items specified in clause 13.1(b)(iv) within period specified in clause 13.1(a);

(b)	all claims which the Lessor may suffer or incur at the suit of any person (other than the Lessee) claiming an interest in the Lessee’s Property not required under clause 13.1(b)(iv) within period specified in clause 13.1(a); and

(c)	any damage, cost, expense, loss or liability suffered or incurred by the Lessor to the extent arising as a result of the Lessee’s failure to comply with its obligations under this clause 13.

13.7	Lessee to give Lessor keys

If this Lease is lawfully terminated prior to the expiration of the Term the Lessee must give to the Lessor keys, access cards and similar devices for the Premises held by the Lessee, the Lessee’s Agents and any other person they have given them to.

13.8	Lessee to give Lessor documents

If this Lease is lawfully terminated prior to the expiration of the Term as a result of any negligent act or omission, default, fraud, misconduct or repudiation by the Lessee or any Lessee’s Agent, as soon as reasonably practicable after termination of this Lease, the Lessee must give the Lessor:

(a)	all the plans and specifications;

(b)	all operating and services manuals;

(c)	all surveys; and

(d)	any other document,

concerning the demolition of the Existing Improvements and the construction of the Development Works.

13.9	Earlier breaches

Termination of this Lease does not prejudice or affect any of the Lessor’s rights or remedies against the Lessee for an earlier default by the Lessee.

14.	Guarantee and indemnity

14.1	Guarantee

(a)	The Guarantor guarantees to the Lessor:

(i)	payment by the Lessee of the Rent, Operating Expenses and other money payable under this Lease; and

(ii)	performance and observance of each of the Lessee’s other obligations under this Lease.

(b)	The Guarantor’s guarantee is for the entire period that the Lessee:

(i)	occupies or is entitled to occupy the Premises as Lessee, including under a lease for a further term; and

(ii)	holds an equitable interest over the Premises under an agreement for lease or as a periodical Lessee.

(c)	This guarantee extends to any Claim by the Lessor arising from:

(i)	breach of this Lease;

(ii)	a repudiation of this Lease;

(iii)	the Lessor re-entering or terminating this Lease;

(iv)	the Lessor seeking to enforce this Lease or this guarantee; and

(v)	a disclaimer of this Lease by a liquidator.

14.2	Indemnity

(a)	As a separate undertaking, the Guarantor unconditionally and irrevocably indemnifies the Lessor against any liability or loss arising from, and any costs, charges or expenses incurred in connection with:

(i)	the Lessee’s breach of this Lease, including, but not limited to, a breach of the obligations to pay money; or

(ii)	the Lessee’s occupation of the Premises otherwise than in accordance with this Lease; or

(iii)	a liquidator disclaiming this Lease.

It is not necessary for the Lessor to incur expense or make payment before enforcing this right of indemnity.

(b)	The Guarantor acknowledges that it received and read a copy of this Lease before signing this guarantee and indemnity.

14.3	Guarantee not discharged

The Lessor’s rights and the Guarantor’s liability under this guarantee and indemnity are not affected by anything which might otherwise affect them at Law or in equity including, but not limited to, one or more of the following:

(a)	the granting of an indulgence, extension of time or concession by the Lessor to the Lessee or any Guarantor;

(b)	the Lessor’s:

(i)	failure to enforce a term of this Lease against the Lessee;

(ii)	waiver of any breaches; or

(iii)	waiver of any defaults by the Lessee under this Lease;

(c)	the total or partial release of liability of the Lessee by the Lessor;

(d)	the Lessor entering into any arrangement or compromise with the Lessee or any Guarantor or any other person;

(e)	the variation, extension or renewal of this Lease between the Lessor and the Lessee without the Guarantor’s consent;

(f)	the death, bankruptcy or winding up of either of the Lessee or the Guarantor;

(g)	this Lease or any obligation contained in this Lease being wholly or partially unenforceable for any reason;

(h)	the disclaimer of this Lease by a liquidator; and:

(i)	any Guarantor failing to execute this Lease;

(ii)	the unenforceability of this guarantee against any Guarantor; or

(iii)	the release of any Guarantor from liability under this guarantee by the Lessor.

14.4	Payments

(a)	The Guarantor’s liability is not discharged by any payment to the Lessor which is later avoided by Law.

(b)	If that happens, the Lessor, the Lessee and the Guarantor are restored to their respective rights as if the payment had not been made.

(c)	The Guarantor may only prove or Claim in any liquidation, composition, arrangement or assignment for the benefit of creditors after the Lessor has received all money payable to the Lessor by the Lessee in full.

(d)	The Guarantor holds any proof, Claim or dividend received by the Guarantor on trust for the Lessor.

14.5	Interest

(a)	The Guarantor agrees to pay interest on any amount payable under this guarantee and indemnity from when the amount becomes due for payment until it is paid in full.

(b)	Accumulated interest is payable at the end of each month.

(c)	The interest rate to be applied to each daily balance is at the Default Rate.

14.6	Costs

The Guarantor agrees to pay or reimburse the Lessor on demand for:

(a)	the Lessor’s costs, charges and expenses in making, enforcing and doing anything in connection with this guarantee and indemnity including, but not limited to, legal costs and expenses on a full indemnity basis; and

(b)	all stamp duties, fees, taxes and charges which are payable in connection with this guarantee and indemnity or a payment, receipt or other transaction contemplated by it.

Money paid to the Lessor by the Guarantor must be applied first against payment of costs, charges and expenses under this clause 14.6 then against other obligations under this guarantee and indemnity.

14.7	Release of Guarantor

If this Lease is assigned with the Lessor’s consent, the Guarantors who are specified in Item 12 will be released in respect of any obligations arising after the date of assignment of this Lease.

15.	Goods and service tax

(a)	Words used in this clause 15 which have a particular meaning in the GST Law have the same meaning in this clause, unless the context otherwise requires.

(b)	Regardless of any other provision of this Lease, if GST or a similar value added tax is imposed on any supply made to a party under or in accordance with this Lease, that party must pay to the party making the supply the GST Amount on that supply.

(c)	If the whole or any part of a payment is for a Taxable Supply for which a party is liable to GST:

(i)	the GST Amount in respect of the payment must be paid to that party as an additional amount, either (subject to clause 15(c)(ii)) concurrently with the payment or as otherwise agreed in writing; and

(ii)	that party will provide the other with a tax invoice prior to that other party being liable to pay the GST Amount.

(d)	Despite any other provision of this Lease, if a payment of any money due under this Lease (including any contribution to Operating Expenses) is a reimbursement or indemnification by one party of an expense, loss or liability incurred or to be incurred by the other party, the payment shall exclude any part of the amount to be reimbursed or indemnified for which the other party can claim an Input Tax Credit.

(e)	If the GST Law treats part of a supply as a separate supply for the purpose of determining whether GST is payable on that part of the supply or for the purpose of determining the tax period to which that part of the supply is attributable, that part of the supply is to be treated as a separate supply.

(f)	Any reference to GST payable by the Lessee includes any corresponding GST payable by the representative member of any GST group of which the Lessee is a member.

16.	Caveat

The Lessee is prohibited from lodging a caveat or any interest against the title to the Premises in respect of its interest under this Lease.

17.	Notices

A notice, consent, approval, request or demand in connection with this Lease:

(a)	must be in writing and in English;

(b)	must (except in the case of email) be signed by the party giving it or that party’s authorised officer, attorney, or solicitor;

(c)	must be left at or posted by prepaid post (airmail, if posted outside Australia) to the address of the addressee, or sent to the addressee’s email address, in the Reference Schedule (as the case may be), or if the addressee notifies another address or email address for receipt of documents under this clause 17, then at or to that address or email address, and at the same time a copy must be emailed to the addressee’s legal practitioners at their email address in the Reference Schedule (or to such other legal practitioners as may be notified by a party from time to time);

(d)	is taken to be received:

(i)	if hand delivered, on delivery;

(ii)	if posted in Australia, on the third business day after posting;

(iii)	if posted outside Australia, on the seventh business day after posting; and

(iv)	if sent by email:

(A)	when the sender receives an automated message confirming delivery; or

(B)	4 hours after the time sent, as recorded on the device from which the sender sent the email, unless the sender receives an automated message that delivery failed,

whichever happens first; and

(e)	takes effect on the date it is taken to be received, unless a later date is specified in it, or it is received by a party after 5.00 pm any Business Day, then on the next Business Day.

18.	Confidentiality

18.1	Confidentiality

The parties acknowledge that the terms of this Lease and all information exchanged between the parties under this Lease or under negotiations preceding this Lease are confidential. A party must not (without the prior written approval of the other party, not to be unreasonably withheld or delayed) disclose such information to any person unless the disclosure is to:

(a)	the extent required by law or stock exchange rules (which includes the rules of the Australian Securities Exchange, the Singapore Stock Exchange, the Philippine Stock Exchange, the NASDAQ and/or the Bursa Malaysia Berhad); or

(b)	a party’s officers, employees, consultants, advisers, contractors, auditors or financiers as is necessary to enable the parties to perform their obligations under this Lease or to seek professional advice on the undertaking that those persons are made aware of the confidentiality obligations under this clause 18;

(c)	if the information is, at the date of this Lease, lawfully in the possession of the recipient of the information through sources other than the party who supplied the information;

(d)	if strictly and necessarily required in connection with legal proceedings relating to this Lease;

(e)	if the information is generally and publicly available other than as a result of breach of confidence by the person receiving the information; or

(f)	in the case of a disclosure by the Lessee or the Guarantor, to:

(i)	any investor, related body corporate, affiliate, joint venture partner or capital partner of the Lessee or the Guarantor, provided the disclosure is on a confidential basis;

(ii)	any nominee or substitute or additional transferee;

(iii)	any relevant Authority; or

(iv)	to any relevant person if that disclosure is necessary in order for the Lessee or Guarantor to exercise a right or comply with an obligation under this Lease.

18.2	Public Announcements

Without limiting the circumstances when a party may disclose information under Special Condition 18.1(a) to Special Condition 18.1(f) (each inclusive), a party must not make any public announcement, press statement or press release concerning this Lease (other than disclosure to the extent required by law or to be made a stock exchange rules, including rules of the Australian Securities Exchange, the Singapore Stock Exchange, the Philippine Stock Exchange, the NASDAQ and/or the Bursa Malaysia Berhad)) without first providing the other party an opportunity to comment on the proposed public announcement, press statement or press release.

19.	Counterparts

(a)	This Lease may be executed in any number of counterparts all of which taken together constitute one instrument.

(b)	A party that has executed a counterpart of this Lease may exchange that counterpart with another party by e-mailing that counterpart in pdf format or faxing it to the other party or the other party’s legal representative.

(c)	If a party delivers an executed counterpart of this Lease or any other document executed in connection with it (Relevant Document) by facsimile or other electronic means:

(i)	the delivery will be deemed to be an effective delivery of an originally executed counterpart; and

(ii)	the party will still be obliged to deliver an originally executed counterpart, but the failure to do so will not affect the validity or effectiveness of the Relevant Document.

20.	Governing law, jurisdiction and service of process

(a)	This Lease is governed by the law in force in Victoria.

(b)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Victoria and courts of appeal from them.

(c)	Without preventing any other mode of service, any document in an action (including, without limitation, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 17.

21.	Miscellaneous

21.1	Whole agreement

This Lease:

(a)	contains the entire agreement and understanding between the parties with respect to the transactions to which it relates; and

(b)	supersedes any prior agreement or understanding on anything connected with that subject matter.

21.2	Exercise of Rights

A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that right, power or remedy or an exercise of any other right, power or remedy. Failure by a party to exercise or delay in exercising a right, power or remedy does not prevent its exercise. A party is not liable for any loss caused by the exercise, attempted exercise, failure to exercise or delay in exercising a right, power or remedy unless such loss is caused or contributed to by that party’s negligence or default.

21.3	Waiver and variation

A provision of or a right created under this Lease may not be waived or varied except in writing signed by the party or parties to be bound.

21.4	Supervening legislation

Any present or future legislation which operates to vary the obligations of the Lessee or the Lessor in connection with this Lease with the result that either party’s rights, powers or remedies are adversely affected (including, without limitation, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by Law.

21.5	Approvals and consent

If this Lease requires consent or approval such consent or approval must not be unreasonably withheld or delayed unless this Lease expressly provides otherwise.

21.6	Remedies cumulative

The rights, powers and remedies provided in this Lease are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this Lease.

21.7	Indemnities

Each indemnity in this Lease is a continuing obligation, separate and independent from the other obligations of the parties and survives expiry or termination of this Lease. It is not necessary for the party relying on the indemnity to incur expense or make payment before enforcing a right of indemnity conferred by this Lease.

21.8	Further assurances

At the written request of either party, the parties must:

(a)	execute and cause its successors to execute documents and do everything else necessary or appropriate to bind the parties and their successors under this Lease; and

(b)	each use their best endeavours to cause relevant third parties to do likewise to bind every person intended to be bound under this Lease.

21.9	Payments

The Lessee must make payments under this Lease without set-off or counterclaim and free and clear of any withholding or deduction. All payments due by the Lessee under this Lease must be paid to the Lessor or to a person nominated by the Lessor in a notice given to the Lessee.

21.10	Antecedent breaches

The termination of this Lease does not affect the other party’s rights in respect of a breach of this Lease before termination.

21.11	Antecedent obligations

The termination of this Lease does not affect a party’s obligation to make payments under this Lease in respect of periods before the termination of this Lease.

21.12	Severability

If the whole or any part of a provision of this Lease is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this Lease has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this Lease or is contrary to public policy.

21.13	No merger

The rights and obligations of the parties under this Lease do not merge on completion of any transaction contemplated by this Lease.

21.14	Statutory provisions excluded

To the maximum extent permitted by Law, the covenants, powers and provisions implied into leases by any legislation (including under the Property Law Act 1958 (Vic) and the Transfer of Land Act 1958 (Vic)) are excluded from this lease.

21.15	Electronic Execution

(a)	In this clause 21.15, ‘Electronic Signature’ means an electronic symbol, image, typed name, digital signature or process attached to or logically associated with a record (including via DocuSign) and executed and adopted by a party with the intent to sign such record, and electronically signed has a corresponding meaning.

(b)	Each party acknowledges and agrees that:

(i)	this Lease may be electronically signed by any method (including by signing on an electronic device, electronic signing platform or by digital signature) and existing in electronic form;

(ii)	Electronic Signature and the method used is a legally valid, reliable and binding method of execution and is conclusive as to the identity of a party and their intention to be bound as if signed by that party’s (or any of its duly authorised signatory’s) manuscript signature; and

(iii)	this lease may be electronically signed in any number of counterparts in the English language which together will constitute the one and the same document.

(c)	If a party delivers an executed counterpart of this Lease or any other document executed in connection with this Lease (Relevant Document) by email or other electronic means:

(i)	the delivery will be deemed to be an effective delivery of an originally executed counterpart; and

(ii)	not used.

22.	Not used

23.	Dispute Resolution

23.1	Application

This clause  23 applies to all Disputes under this Lease except disputes:

(a)	because the Lessee has not paid Rent payable under this Lease; and

(b)	because the Lessor wants possession of the Premises after the Termination Date.

23.2	Legal proceedings conditional

A party may not begin legal proceedings in connection with a dispute under this Lease to which this clause  23 applies unless the party has first complied with this clause  23.

23.3	Dispute Notice

If a party claims that a dispute (Dispute) has arisen under or in connection with this Lease, that party must give notice of the dispute (Dispute Notice) to the other party in accordance with this clause  23, specifying the nature of the dispute.

23.4	Resolution by Parties

Within 10 Business Days after the date the Dispute Notice is given (or such other period as reasonably agreed between the parties in writing), each of the parties to the Dispute must meet at an agreed location and at an agreed time to seek to resolve the Dispute (Meeting).

23.5	Resolution by senior executives

lf the Dispute is not resolved under clause 23.4 within 10 Business Days (or such other period as reasonably agreed between the parties in writing) after the Meeting, the Dispute must be referred to a senior executive of each of the parties to the Dispute, each of whom must have full authority to resolve the Dispute and who must meet at an agreed time to negotiate in good faith and seek to resolve the Dispute (Senior Executives Meeting).

23.6	Mediation

(a)	lf the Dispute is not resolved under clause 23.5 within 10 Business Days (or such other period as reasonably agreed between the parties in writing) after the Senior Executives Meeting, a party may start mediation by serving a mediation notice on the other party (Mediation Notice).

(b)	The Dispute must be referred to a mediator agreed on by the parties (each acting reasonably) but if the parties do not agree on a mediator within 5 Business Days after the Mediation Notice is given, either party may apply to the President of the Law Institute of Victoria or the nominee of the President to appoint a mediator (and the parties agree to engage the mediator appointed by the President or the nominee of the President).

23.7	Instructions

The parties must instruct the mediator to:

(a)	acts as an expert and not as an arbitrator; and

(b)	decide on rules of conduct and enquire into the dispute as the mediator thinks fit including hearing representations and taking advice from people that the mediator considers appropriate; and

(c)	give a written decision, within 20 Business Days of being appointed, including reasons.

23.8	Assistance and conduct of mediation

The parties agree that:

(a)	each party may make submissions and must give every assistance that the mediator requires, including providing copies of relevant documents;

(b)	each party must use reasonable endeavours to settle the Dispute;

(c)	cooperate in good faith with the mediator and each other in the conduct of the mediation;

(d)	use reasonable endeavours to comply with all requests and directions reasonably given by the mediator;

(e)	do all things reasonably necessary for the proper, expeditious and efficient conduct of the mediation;

(f)	appear in person, or be represented by a person authorised to agree on procedural matters to settle the Dispute; and

(g)	each party is entitled to legal representation during the mediation.

23.9	Costs

Unless the mediator decides otherwise:

(a)	each party must pay its own costs in connection with the dispute; and

(b)	the costs of referring the dispute to the mediator and the mediator’s costs and the cost of enquiries must be shared equally.

23.10	Resolution of Dispute by Expert

If the Dispute is not resolved within 20 Business Days (or such other period as reasonably agreed between the parties in writing) after the date of the mediation, a party may then refer the Dispute to an Expert for determination in accordance clause 23.10 to clause 23.17 (each inclusive) by giving a written notice to the other party setting out the nature of the Dispute and detailed particulars of the party’s claim in respect of the Dispute (Expert Determination Notice).

23.11	Who is an Expert?

An Expert is a person having the qualifications set out in clause 23.12 and is:

(a)	selected by the parties within 10 Business Days after the Expert Determination Notice is given; and

(b)	if the parties fail to select the Expert within that time, nominated at the request of either party by the President at the time of the Resolution Institute, who must choose the Expert on the basis of the type of Dispute and the nature of the expertise necessary to consider the relevant issues.

23.12	Expert’s qualifications and terms of appointment

An Expert must:

(a)	have suitable and reasonable qualifications as well as commercial and practical experience in the area of the Dispute and at least 10 years’ current and continuous standing in their profession as at the date of the appointment and must be and remain:

(i)	for a matter of law, a practising barrister or solicitor;

(ii)	for a financial or accountancy matter, a practising chartered accountant;

(iii)	for a matter connected with the construction of any part of the Development Works, a qualified engineer that is practising within the discipline the Dispute has arisen,

(and so on) until determination of the Dispute;

(b)	be independent of each party;

(c)	have no interest or duty which conflicts or may conflict with the Expert’s function as an expert; and

(d)	be required to determine the Dispute in accordance with the Rules for Expert Determination Process and the Expert’s Code of Conduct.

23.13	Expert determination process

Each party must comply with the Rules for Expert Determination Process and the Expert’s Code of Conduct in relation to Disputes.

23.14	Expert not an arbitrator

The Expert acts as an independent expert and not as an arbitrator and must resolve the Dispute:

(a)	having regard to the terms of this Lease:

(b)	exercising the Expert’s own skill, judgment and experience; and

(c)	having regard to applicable Australian accounting standards/relevant standards or guidelines.

23.15	When Expert’s decision is final

(a)	The parties agree that the Expert’s decision in respect of a Dispute is final and binding on the parties unless a party issues a notice of dissatisfaction with the Expert’s decision to the other party within 20 Business Days of receipt of the decision (Dissatisfaction Notice), in which case, the party who issued the Dissatisfaction Notice may commence proceedings in a court in respect of the Dispute.

(b)	Notwithstanding clause 23.15(a), upon submission by any party, the Expert may amend their decision to correct:

(i)	a clerical mistake;

(ii)	an error from an accidental slip or omission;

(iii)	a material miscalculation of figures or a material mistake in the description of any person, thing or matter; or

(iv)	a defect in form.

(c)	An Expert’s decision will remain binding on the parties until such time as it is overturned, reversed, varied, or otherwise changed by the determination of a court.

23.16	Expert must give reasons

The Expert must give reasons for the decision.

23.17	Parties to give effect to decision

The parties must give effect to the Expert’s decision promptly.

23.18	Urgent relief and continued performance

(a)	Nothing in this clause 23 prevents either party from seeking urgent injunctive, interlocutory or declaratory relief from a court of competent jurisdiction in respect of a Dispute.

(b)	Despite the existence of a Dispute, the parties must continue to perform their obligations under this Lease, apart from the matters in Dispute, in a timely manner.

24.	Limitation of liability

24.1	Definitions

For the purposes of this clause 24:

(a)	Assets includes the assets, property and rights real and personal of any nature whatsoever of the Trust;

(b)	Constitution means the constitution of the Trust;

(c)	Obligations means all obligations and liabilities of whatsoever kind, undertaken or incurred by, or devolving upon, the Trustee under or in respect of this document or any deed, agreement or other instrument collateral to this document or given or entered into pursuant to this document, whether express or implied by statute or other legal requirements or arising otherwise howsoever;

(d)	Trust means any trust which the Trustee is entering into this document on behalf of; and

(e)	Trust Deed means the trust deed constituting the Trust.

(f)	Trustee means the trustee of the Trust or any replacement trustee of the Trust from time to time.

24.2	Application

This clause 24 applies if the Lessor has entered into this Lease as the trustee of the Trust.

24.3	Lessor’s Limitation of Liability

(a)	The Lessee agrees and acknowledges that the Trustee enters into this Lease and incurs the Obligations as the trustee of the Trust and in no other capacity.

(b)	Subject to the provisions of clause 24.3(f), the Trustee will not be liable to pay or satisfy any Obligations except to the extent to which it is entitled to be indemnified out of the Assets.

(c)	The Lessee may enforce its rights against the Trustee arising from any non-performance of the Obligations only to the extent of the Trustee’s indemnity as provided in clause 24.3(b).

(d)	Subject to the provisions of clause 24.3(f), if the Lessee does not recover all money owing to it arising from the non-performance of the Obligations it may not seek to recover the shortfall by:

(i)	bringing proceedings against the Trustee in its personal capacity; or

(ii)	applying to have the Trustee wound up or proving in the winding up of the Trustee,

except out of the Assets of the Trust.

(e)	Subject to the provisions of clause 24.3(f), the Lessee waives its rights and releases the Trustee from any personal liability whatsoever, in respect of any loss or damage:

(i)	which it may suffer as a result of any:

(A)	breach by the Trustee of any of the Obligations; or

(B)	non-performance by the Trustee of the Obligations; and

(ii)	which cannot be paid or satisfied from the indemnity set out in clause 24.3(b) in respect of any liability incurred by it.

(f)	Despite any other provision of this clause 24, the Trustee will be personally liable to the extent, if any, to which its right of indemnity out of the Assets is reduced as a result of the negligence, fraud, breach of duty or breach of trust.

(g)	No attorney, agent or other person appointed in accordance with this document has authority to act on behalf of the Trustee in a way which exposes the Trustee to any personal liability and no act or omission of such a person will be considered fraud, negligence or breach of duty of the Trustee for the purposes of clause 24.3(f).

24.4	Trustee representations and warranties

The Trustee represents and warrants to the Lessee that:

(a)	(existence) the Trust has been duly established; and

(b)	(sole trustee) it is the only trustee of the Trust; and

(c)	(appointment and no removal) it has been validly appointed as trustee of the Trust and no action has been taken or proposed to remove it as trustee of the Trust; and

(d)	(power) it has power under the terms of the Trust to enter into the documents to which it is a party and comply with its Obligations under them; and

(e)	(authorisations) it has in full force and effect the authorisations necessary for it to enter into the documents to which it is a party, perform Obligations under them and allow them to be enforced (including any authorisation required under the Trust Deed and its constitution (if any)); and

(f)	(indemnity) it has a right to be fully indemnified out of the Assets in respect of Obligations incurred by it under the documents to which it is a party; and

(g)	(adequacy of Assets) the Assets is sufficient to satisfy that right of indemnity and all other Obligations in respect of which the Trustee has a right to be indemnified out of the Assets; and

(h)	(no default) it is not, and never has been, in default under the Trust Deed; and

(i)	(no termination) no action has been taken or proposed to terminate the Trust; and

(j)	(exercise of powers) it has not exercised its powers under the Trust Deed to release, abandon or restrict any power conferred on it by the Trust Deed; and

(k)	(benefit) entry into the documents to which it is a party is a valid exercise of its powers under the Trust Deed for the benefit of the beneficiaries.

25.	Special Conditions

This Lease is subject to the special terms and conditions (if any) specified in Item 14. In the event of there being any inconsistency between any terms and conditions in Item 14 and any of the provisions of the Lease, then such special terms and conditions will prevail.

Reference Schedule

Item 1 Lessor

TP International Pty Ltd ACN 612 712 384 as trustee for the TP Hotel (Flinders) Trust ABN 76 924 192 249 of 40 Bramley Crescent, Wheelers Hill VIC 3150

Email: legal-hotel@ormondhotels.com

Attention: The Directors, Ah Mee Wong, Navinderjeet Singh A/L Naranjan Singh

Lessor’s Legal Practitioner: Matthew Powell, HWLE Lawyers (mpowell@hwle.com.au) and Cait Clifton, HWLE Lawyers (cclifton@hwle.com.au)

Item 2 Lessee

Hotel101 Melbourne Development Pty Ltd ACN 693 939 632 of 5 Attadale Court, Elanora QLD 4221

Email: cda@hotel101global.com,
and a copy to jc@hotel101global.com, rap@hotel101global.com and mhy@hotel101global.com

Attention: Carlos Agana (Legal Services Director),
Jacinth Chong (Legal Services and Compliance Manager), Rodolfo Ponferrada (Executive Chairman) and Hannah Yulo (CEO)

Lessee’s Legal Practitioner: Jerome Martin, Clayton Utz (jmartin@claytonutz.com) and a copy to Huimin Seetoh, Clayton Utz (hseetoh@claytonutz.com)

Item 3 Premises	539-545 Flinders Lane, Melbourne, Victoria, 3000, being the whole of the land contained in Certificate of Title Volume 11654 Folio 032
Item 4 Commencement Date	The date determined in accordance with clause 2.2(b), being: _______________________________________.
Item 5 Termination Date	The date that is four (4) years less one day after the Commencement Date.
Item 6 Term	Four (4) years
Item 7 Option to Renew	Not applicable

Item 8 Rent	$1,500 per annum exclusive of GST
Item 9 Rent review dates and type of review	Not applicable
Item 10 Use of Premises

All activities in connection with the Development Works, including preparing and planning for, undertaking, completing, inspecting, repairing and maintaining the Development Work. For the avoidance of doubt, the Permitted Use includes:

(a)    the construction, conduct and use of a site office on the Premises, including to conduct any project control group meetings or similar;

(b)    the construction and use of a sales office and marketing suites on the Premises (including to conduct marketing, promotion and pre-selling of lots forming part of the Development Works);

(c)    placing signage on the Premises for the purposes of making any application for approvals from any Authority;

(d)    placing signing on the Premises for marketing and advertising purposes in compliance with Laws.

The Lessee must not use any part of the Premises for the sale or hire of goods by retail or the retail provision of services or any other business that would constitute retail premises under the Retail Leases Act 2003 (Victoria).

Item 11 Not used	Not applicable
Item 12 Guarantor

Hotel101 Melbourne Pty Ltd ACN 693 942 933 of 5 Attadale Court, Elanora QLD 4221

Email: cda@hotel101global.com
and a copy to jc@hotel101global.com, rap@hotel101global.com and mhy@hotel101global.com

Attention: Carlos Agana (Legal Services Director),
Jacinth Chong (Legal Services and Compliance Manager), Rodolfo Ponferrada (Executive Chairman) and Hannah Yulo (CEO)

Guarantor’s Legal Practitioner: Jerome Martin, Clayton Utz (jmartin@claytonutz.com) and a copy to Huimin Seetoh, Clayton Utz (hseetoh@claytonutz.com)

Item 13 Application of Retail Legislation	The Retail Legislation does not apply.
Item 14 Special Conditions	Not applicable

Signing page

Executed as a deed

Execution by Lessor

Executed by TP International Pty Ltd (ACN 612 712 384) as trustee for the TP Hotel (Flinders) Trust (ABN 76 924 192 249) in accordance with Section 127 of the Corporations Act 2001

/s/ Gareth Tze Xiang Lim	/s/ Ah Mee Wong
Signature of director	Signature of director/company secretary (Please delete as applicable)

Gareth Tze Xiang Lim	Ah Mee Wong
Name of director (print)	Name of director/company secretary (print)

Execution by Lessee

Executed by Hotel101 Melbourne Development Pty Ltd ACN 693 939 632 in accordance with section 127 of the Corporations Act 2001 (Cth):

MATHEW SHANE ZAUNER	/s/ MATHEW SHANE ZAUNER
Full name of signatory	Signature of sole director of the company which does not have a company secretary

Executed by Hotel101 Melbourne Pty Ltd ACN 693 942 933 in accordance with section 127 of the Corporations Act 2001 (Cth):

MATHEW SHANE ZAUNER	/s/ MATHEW SHANE ZAUNER
Full name of signatory	Signature of sole director of the company which does not have a company secretary

Annexure A Concept plans for Development Works

Annexure B Rules for Expert Determination Process and Expert’s Code of Conduct

1.	Commencement

The expert determination process (the Process) commences with the acceptance by the Expert of the appointment to act to determine the dispute or difference in accordance with these Rules for Expert Determination Process and the Expert’s Code of Conduct.

2.	Written Submissions

(a)	Within 20 Business Days of the date of the commencement of the Process, the party which has given the Expert Determination Notice must provide to the other or its nominee and the Expert a statement of the dispute or difference, a statement of that party’s contention in respect of the dispute, any statement of alleged facts, copies of documentary evidence, any relevant witness statements and a written submission on the dispute or difference in support of that party’s contention.

(b)	Within 20 Business Days of its receipt the party receiving the written submission under clause 2(a) must provide to the party which made the written submission and the Expert a written response to the written submission.

(c)	If, upon the application of the party which made the written submission, the Expert considers it appropriate, that party may make a written response to the response of the other party under clause 2(b) within the time allowed by the Expert.

(d)	If the Expert decides further information or documentation is required for the determination of the dispute or difference the Expert may:

(i)	conduct such independent enquiries, inspections or investigations as the Expert considers necessary or desirable;

(ii)	require a further written submission or documents from either or both parties, giving each party a reasonable opportunity to make a written response to the other’s submission; and/or

(iii)	call conferences between the Expert and either or both parties or their relevant representatives in accordance with clause 3.

3.	Conference

(a)	When the Expert has determined that a conference is necessary between the Expert and either or both parties or their relevant representatives (including without limitation relevant representatives of the Head Contractor and any architect, engineer or other person involved in or advising either party in respect of the Development Works) the Expert is then responsible for arranging the conference at a venue and time convenient for the those required to attend.

(b)	The Expert must give at least 2 Business Days’ notice of any such conference to the representative required to attend and to the party they represent together with reasonable details of the matters to be addressed at the conference.

(c)	Each party must attend any conference as reasonably requested by the Expert and procure, to the extent possible, the attendance of its requested representatives.

(d)	The Expert in conducting a conference is not bound by the rules of evidence.

(e)	At a conference either party may have legal or other representation.

(f)	Each conference must be held in private.

4.	Process

(a)	The Expert must use best endeavours to ensure the Process is reasonably transparent and that both parties are kept reasonably informed of all action being taken to assist in the determination.

(b)	All proceedings and submissions relating to the Process must be kept confidential between the parties and the Expert. No information may be divulged to any party, at any time or in any circumstances except with the prior written consent of the parties or as may be required by law or in order to enforce the determination of the Expert.

5.	Determination

(a)	As expeditiously as possible after the receipt of the submissions or after any conferences, enquiries, inspections or investigations and, in any event not later than 30 days after the commencement of the Process unless the time has been extended by agreement between the parties, the Expert will determine the dispute or difference between the parties and notify such determination in writing to the parties. The Expert must give the parties reasonable details of his or her reasons for the determination.

(b)	Where the determination made by the Expert contains:

(i)	a clerical mistake;

(ii)	an error arising from an accidental slip or omission;

(iii)	a material miscalculation of figures or a material mistake in the description of any person, thing or matter; or

(iv)	a defect of form,

the Expert must correct the determination.

6.	Termination

(a)	Subject to clauses 6(b) and 6(c), the Process concludes when the Expert has notified the parties of the determination made.

(b)	The Process ceases in the event of the parties resolving the dispute by agreement in writing prior to any determination being made.

(c)	The Process ceases in the event of the Expert being reasonably unable to conclude the Process by reason of illness, death, being of unsound mind or failure to act and in any such event the provisions of this document relating to the determination of disputes or differences by an expert continue to apply and the Process must recommence with an alternate Expert.

7.	Costs

(a)	Each party must pay:

(i)	its own costs of the Process; and

(ii)	an equal proportion of the Expert’s costs unless the Expert in its absolute discretion decides otherwise.

(b)	Security for costs must be deposited by both parties at the commencement of the Process at the direction of the Expert.

(c)	Where the Process is terminated prior to the determination of the dispute or difference each party must bear its own costs of the Process so far. The costs of the Expert and of the Process must be borne equally by the parties.

8.	Modification

Unless otherwise stated these Rules for Expert Determination Process may be modified only by agreement of the parties and of the Expert.

9.	Expert’s Code of Conduct

(a)	The function of the Expert is to make a determination on the dispute or difference in accordance with the Rules for Expert Determination Process, this Expert’s Code of Conduct, and the letter of appointment of the Expert as expeditiously as possible and in the most cost-effective manner.

(b)	The Expert is not bound by the rules of evidence and may receive information at any conference in any manner the Expert thinks fit, providing that, at all times, the requirements of procedural fairness are met.

(c)	The Expert’s determination must be reached on the basis of the information received from the parties, the Expert’s own independent enquiries and on the basis of the Expert’s own expertise. The decision will be reached as an expert and not as an arbitrator.

(d)	The Expert must respect the confidentiality of all information received either through written submissions or oral proceedings. No information acquired through the Process may be divulged to any other body except with the prior written consent of the parties.

(e)	If the Expert becomes aware of any circumstances which might reasonably be considered to affect adversely the Expert’s capacity to act independently or impartially the Expert must inform the parties immediately. The Expert must in such circumstances terminate the proceedings, unless the parties agree otherwise.